EXHIBIT 10.22

LEASE AGREEMENT

between

MG-POINT, LLC, a Colorado limited liability company

(as Landlord)

and

REDWOOD TRUST, INC.,

a Maryland corporation

(as Tenant)

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), dated as of January 11, 2013, is by and between MG-POINT, LLC, a Colorado limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

W I T N E S S E T H :

1.          PRINCIPAL TERMS.    Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.

	1.1	“BUILDING”:	Building known as The Point at Inverness located at 8310 South Valley Highway, Englewood, CO 80112 consisting of approximately 186,945 rentable square feet

	1.2	“PREMISES”:	Approximately 10,575 rentable square feet located in Suite #425 of the Building

	1.3	“INITIAL TERM”:

92 Months

“Commencement Date”: the date that is fifteen (15) days after the date when Landlord delivers the Premises to Tenant Ready for Occupancy pursuant to the terms of the Work Letter attached hereto (such date, the “Deemed Delivery Date”), subject to Section 5.1 of this Lease, which Landlord projects will be approximately April 1, 2013.

“Expiration Date”: The last day of the 92nd calendar month following the Commencement Date.

1.4		“BASE RENT”:

Period of the Term	Annual Base Rent Rate Per Rentable Square Foot	Annualized Base Rent	Monthly Base Rent

Months 1-8*	$24.00	$253,800.00	$21,150.00

Months 9-20	$24.00	$253,800.00	$21,150.00

Months 21-32	$24.50	$259,087.44	$21,590.62

Months 33-44	$25.00	$264,375.00	$22,031.25

Months 45-56	$25.50	$269,662.44	$22,471.87

Months 57-68	$26.00	$274,950.00	$22,912.50

Months 69-80	$26.50	$280,237.44	$23,353.12

Months 81-92	$27.00	$285,525.00	$23,793.75

* Subject to the Abated Rent Period in Section 1 of the Addendum

Notwithstanding anything in this Lease to the contrary, the first month of Base Rent that Tenant is obligated to pay hereunder shall be paid in advance at the time Tenant executes this Lease.

1.5	“OPERATING EXPENSES”:	Base Year: 2013 Pro Rata Share: 5.6567%

1.6	“DEPOSIT”:	$23,793.75

1.7	“PERMITTED USE”:	General office use only.

1.8	“GUARANTOR”:	None

1.9	“PARKING”:	44 spaces total, of which such total, 5 parking spaces shall be Covered Parking Spaces and the balance shall be 39 Surface Parking Spaces, all subject to the terms and conditions of Section 29 of this Lease.

1.10	“LANDLORD’S NOTICE ADDRESS”:	MG-POINT, LLC, c/o Miller Global Properties, LLC 4643 S. Ulster Street, Suite 1500, Denver, CO 80237 Attn: Paul Hogan

1.11	“RENT PAYMENT ADDRESS”:	MG-POINT, LLC, c/o Vector Property Services, LLC 4643 S. Ulster Street, Suite 1500, Denver, CO 80237 Attn: Pam Hillegas

1.12	“LANDLORD’S TAX I.D.”:	45-2649698

1.13	“TENANT’S NOTICE ADDRESS”:

“Precommencement Address:”

Redwood Trust, Inc.

Todd Whittemore, Managing Director

8400 East Prentice Avenue, Suite 1500

Greenwood Village, CO 80111

With copy to:

Redwood Trust, Inc.

Attention: Corporate Secretary

One Belevedere Place, Suite 300

Mill Valley, CA 94941

	“Post Commencement Address:”	The Premises With copy to: Redwood Trust, Inc. Attention: Corporate Secretary One Belevedere Place, Suite 300 Mill Valley, CA 94941

1.14	“TENANT’S TAX I.D.”:	68-0329422

1.15	“LANDLORD’S BROKER”:	Newmark Knight Frank Frederick Ross

1.16	“COOPERATING BROKER”:	CBRE, Inc.

1.17	“ATTACHMENTS”:

[check if applicable]

  x           Addendum

  x           Exhibit A-1 – The Premises

  x           Exhibit A-2 – Expansion Space

  x           Exhibit A-3 – Third Floor Refusal Space

  x           Exhibit B – Real Property

  x           Exhibit C – Operating Expenses

  x           Exhibit D – Commencement Certificate

  x           Exhibit E – Rules and Regulations

 N/A      Exhibit F – Guaranty

  x           Exhibit G – Furniture List

  x           Work Letter

2.           GENERAL COVENANTS.    Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the Premises as depicted on the floor plate attached as Exhibit A-1, together with a non-exclusive right, subject to the provisions hereof, to use plazas, common areas, or other areas on the real property legally described on Exhibit B (the “Real Property”) designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building (collectively, “Common Areas”). The Building, Real Property, Common Areas, and appurtenances are hereinafter collectively sometimes called the “Building Complex.”

3.           TERM.    The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date (the Initial Term together with any extensions thereof is herein referred to as the “Term”).

4.           RENT.    Subject to the provisions below, commencing on the Commencement Date and on the first day of each month thereafter, Tenant shall pay Base Rent in the amount stated in Section 1.4, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent(s)”). Except as otherwise expressly set forth in this Lease, Rent shall be paid without set off, abatement, or diminution, at the address set forth in Section 1.11, or at such other place as Landlord from time to time designates in writing.

5.           COMPLETION OR REMODELING OF THE PREMISES.

5.1        Provisions regarding remodeling or tenant finish work in the Premises, if any, are set forth in a work letter attached to this Lease (the “Work Letter”). “Initial Tenant Finish” means the Premises in its as-is condition as modified by all work, if any, performed by Landlord at its expense prior to the Commencement Date in accordance with the Work Letter. Except as provided in the Work Letter, Landlord has no obligation for the completion or remodeling of the Premises, and Tenant accepts the Premises in its “as is” condition on the Commencement Date. If Landlord is delayed in delivering the Premises to Tenant in accordance with the Work Letter or due to the failure of a prior occupant to vacate, then the Commencement Date will be postponed to the Deemed Delivery Date. If the Deemed Delivery Date is a date other than the first day of the month, then the Commencement Date will be the first day of the month following the delivery date but all provisions hereof, excluding Tenant’s obligation to pay Rent will be in effect as of the actual delivery date and Tenant’s obligation to pay Rent (prorated for a partial month), will be in effect as of the Deemed Delivery Date. The postponement of Tenant’s obligation to pay Rent is in full settlement of all claims which Tenant may otherwise have by reason of such delay. If the Commencement Date is delayed, the Expiration Date shall be extended so that the Term will continue for the full period set forth in Section 1.3. As soon as the Term commences, Landlord and Tenant agree to execute a commencement agreement in the form attached as Exhibit D, setting forth the exact Commencement Date and Expiration Date.

5.2        Except as provided in the Work Letter, taking possession of the Premises by Tenant is conclusive evidence that the Premises are in the condition agreed between Landlord and Tenant and acknowledgment by Tenant of satisfactory completion of any work which Landlord has agreed to perform.

6.          OPERATING EXPENSES. Tenant shall pay additional Rent in accordance with Exhibit C attached hereto.

7.          SERVICES.

7.1        Subject to the provisions below, Landlord agrees in accordance with standards determined by Landlord from time to time for the Building: (1) to furnish running water at those points of supply for general use of tenants of the Building; (2) during Ordinary Business Hours to furnish to interior Common Areas heated or cooled air (as applicable), electrical current, janitorial services, and maintenance; (3) during Ordinary Business Hours to furnish heated or cooled air to the Premises for standard office use provided the recommendations of Landlord’s engineer regarding occupancy and use of the Premises are complied with by Tenant; (4) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises (at least one such elevator shall be available at all times except in the case of emergencies or repair) and access to the Building on a 24-hours per day, 7-days per week basis (by key card during periods outside of Ordinary Business Hours), subject to emergencies and required repairs and maintenance; (5) to provide janitorial services for the Premises customarily provided for office use in similar class A office buildings in the southeast suburban Denver, Colorado metropolitan area (including window washing of the outside of exterior windows); (6) to cause electric current to be supplied to the Premises for Tenant’s Standard Electrical Usage; and (7) to provide snow removal from the parking lot and portions of the Common Areas designated for use as sidewalks (items (1) through (7) are collectively called “Services”). “Tenant’s Standard Electrical Usage” means 7.0 watts of electricity per square foot, including electricity for fluorescent and incandescent lighting (including task and task ambient lighting systems) and for normal office equipment, including duplicating (reproduction) machines and personal computers (provided they do not require any additional voltage, special electrical or HVAC requirements beyond the systems existing in the Premises), and internal communications systems (“Normal Office Equipment”). “Ordinary Business Hours”

means 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays, Legal Holidays excepted. “Legal Holidays” mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays hereafter established by the United States Government.

7.2        “Excess Usage” means any usage of electricity (1) during other than Ordinary Business Hours (except for occasional after-hours lighting and electrical usage consistent with similar use by other tenants in the Building Complex and 24-hour electrical usage for Normal Office Equipment); (2) in an amount in excess of Tenant’s Standard Electrical Usage (including the costs of providing condenser water to Tenant’s packaged HVAC system); or (3) for Special Equipment or for standard HVAC services during other than Ordinary Business Hours. “Special Equipment” means (a) any equipment consuming more than 0.5 kilowatts at rated capacity, (b) any equipment requiring a voltage other than 120 volts, single phase, or (c) equipment that requires the use of self-contained HVAC units. If Tenant desires Excess Usage, Landlord will use reasonable efforts to supply the same. Tenant shall reimburse Landlord for all of Landlord’s costs of providing services for Excess Usage, including costs for materials, additional wear and tear on equipment, utilities, and labor (including fringe and overhead costs). Computation of such costs will be made by Landlord’s engineer, based on his engineering survey of Tenant’s Excess Usage. Tenant shall also reimburse Landlord for all costs of supplementing the Building HVAC System and/or extending or supplementing any electrical service, as Landlord determines is necessary, as a result of Tenant’s Excess Usage. Prior to installation or use of Special Equipment or operation of the Premises for extended hours on an ongoing basis, Tenant shall notify Landlord of such intended installation or use and obtain Landlord’s consent. Not less than 48 hours’ prior notice shall be given Landlord of Tenant’s request for such services. Tenant may request that Landlord install at Tenant’s cost a check meter and/or flow meter to determine the cost of Tenant’s Excess Usage. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballast used in all lighting in the Premises other than that provided by Landlord to all tenants of the Building. Landlord acknowledges that Tenant desires to install a 3 ton cooler and equipment incidental thereto in a demised portion of the Premises as provided for in the Approved Plans which equipment constitutes Special Equipment and Landlord agrees that Tenant shall be entitled to install such Special Equipment along with a separate sub-meter for measuring the Excess Usage attributable thereto (the “Supplemental Cooler”) at Tenant’s sole cost and expense, subject to Landlord’s approval of the specifications and installation criteria therefore, and the installation of the above-referenced sub-meter.

7.3        If Tenant requires janitorial services other than those included as standard Services, Tenant shall separately pay for such services monthly upon billings by Landlord, or Tenant shall, at Landlord’s option, separately contract for such services with the same company used by Landlord to furnish janitorial services to the Building.

7.4        Landlord may discontinue, reduce, interrupt or curtail Services (either temporarily or permanently) when necessary due to accident, repairs, alterations, strikes, lockouts, Applicable Laws, or any other happening beyond Landlord’s reasonable control. Landlord is not liable for damages to Tenant or any other party as a result of any interruption, reduction, or discontinuance of Services (either temporary or permanent), including the failure of any power generator or backup power source, nor shall the occurrence of any such event be construed as an eviction of Tenant, cause or permit an abatement, reduction or setoff of Rent, or operate to release Tenant from Tenant’s obligations. Notwithstanding the foregoing, Landlord agrees that if there is an interruption within Landlord’s reasonable control (other than an interruption resulting from a fire or other casualty) of the services which Landlord is to provide that renders the Premises untenantable and continues for a period of 7 or more consecutive business days after Landlord receives notice from Tenant (an “Unauthorized Interruption”), Tenant’s Rent will, except as provided below, abate commencing at the end of said 7-business-day period until the Premises are tenantable (unless Landlord has commenced to cure such cause or remediate such interruption and it cannot be fully cured or reasonably remediated within such 7-business-day period). If the Unauthorized Interruption is the result of any misconduct or negligent acts of Tenant or Tenant’s Agents, Rent will not abate, except to the extent of Landlord’s recovery under its loss of rent insurance. If Tenant continues to use any part of the Premises to conduct its business, the Rent will only abate for the untenantable part not used. If an Unauthorized Interruption occurs and the interrupted Services that caused said Unauthorized Interruption are not restored within an additional 10 days following the above described 7 consecutive business day period then Tenant shall, following 2 business day’s prior written notice to Landlord, have the right, but not the obligation, to remedy the subject Services failure (“Tenant Repair”) and to, after completion of such Tenant Repair, offset the actual, reasonable out-of-pocket cost incurred by Tenant in remedying such Services failure, against the next due installments of Base Rent payable by Tenant under this Lease (the “Offset Right”). In the event of Tenant Repair and as a condition to the Offset Right: (i) Tenant shall fulfill the entire Tenant Repair in a good and workmanlike manner using materials and parts consistent with the existing conditions in the Building; (ii) Tenant shall comply with all Applicable Laws (as defined in Section 10 below) and warranty obligations with respect to the portions of the Building so effected in fulfilling the Tenant Repair; (iii) Tenant shall promptly provide to Landlord a written accounting of the expenses incurred in the Tenant Repair, which shall include copies of all applicable invoices for costs incurred by Tenant; and (iv) Tenant shall provide lien waivers from all contractors, subcontractors and material suppliers providing goods or services towards completion of the Tenant Repair. If Tenant has not received credit for the entirety of its Offset Rights at the expiration of the Term of this Lease, Tenant shall be entitled to a reimbursement of the amount of Tenant’s Offset Right less the amounts previously credited to Base Rent under this Lease.

7.5        Tenant shall promptly notify Landlord of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause injury or damage to the Building or any person or property therein.

7.6        Landlord will provide Tenant, at Landlord’s cost and expense, two lines of Building standard signage on the Building lobby directory and building standard suite signage at the entry to the Premises to identify Tenant and Redwood Residential Acquisition Corporation (or another of Tenant’s affiliates as approved by Landlord such approval not to be unreasonably withheld or delayed).

8.        QUIET ENJOYMENT.    So long as an Event of Default has not occurred, Tenant is entitled to the quiet enjoyment and peaceful possession of the Premises subject to the provisions of this Lease. Landlord shall under no circumstances be held responsible for restriction or disruption of access to the Building from public streets caused by construction work or other actions taken by governmental authorities or other tenants (their employees, agents, visitors, contractors or invitees) or any other cause not entirely within Landlord’s direct control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right of Tenant against Landlord. This covenant of quiet enjoyment is in lieu of any covenant of quiet enjoyment provided or implied by law, and Tenant waives any such other covenant to the extent broader than the covenant contained in this Section.

9.        DEPOSIT.    Tenant has deposited and will keep on deposit at all times during the Term with Landlord the Deposit as security for the payment and performance of Tenant’s obligations under this Lease. If, at any time, Tenant is in default, Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such default. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within 60 days after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of

Landlord. Landlord may deliver the Deposit to any purchaser of Landlord’s interest in the Premises and Landlord shall be discharged from further liability therefor. Tenant agrees that if a Mortgagee succeeds to Landlord’s interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord. If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance.

10.        CHARACTER OF OCCUPANCY. Tenant shall occupy the Premises for the Permitted Use and for no other purpose, and use it in a careful, safe, and proper manner and pay on demand for any damage to the Premises caused by misuse or abuse by Tenant, Tenant’s agents or employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, “Tenant’s Agents”). Tenant, at Tenant’s expense, shall comply with all applicable federal, state, city, quasi-governmental and utility provider laws, codes, rules, and regulations now or hereafter in effect (“Applicable Laws”) which impose any duty upon Landlord or Tenant with respect to the occupation or alteration of the Premises; provided, however, Tenant shall not be required to make any changes, additions or improvements to the structural elements of the Building or to any mechanical systems of the Building to comply with Applicable Laws unless such required compliance arises from (A) Alterations (as defined below) by Tenant after the Commencement Date or (B) Tenant’s particular use of the Premises (as distinguished from general office use) or in connection with making reasonable accommodation for a specific employee or employees. Landlord is responsible for complying with Applicable Laws relating to the Building (excluding the Premises following the date of delivery thereof) and its Common Areas existing as of the date hereof, including Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and the costs of such compliance with existing Applicable Laws will be paid by Landlord and will not be charged back to Tenant. The method and timing of compliance will be within Landlord’s reasonable discretion. Landlord will include Landlord’s future compliance costs due to changes in or new Applicable Laws effective after the date of this Lease as an Operating Expense in accordance with Section 6 of this Lease. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Tenant agrees not to store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance prohibited by any insurance policy covering the Building Complex nor shall Tenant keep, store, produce or dispose of on, in or from the Premises or the Building Complex any substance which may be deemed an infectious waste or hazardous substance under any Applicable Laws, except customary office and cleaning supplies.

11.        MAINTENANCE, ALTERATIONS AND REENTRY BY LANDLORD.

11.1      Landlord will (i) make repairs and replacements to HVAC, mechanical, life safety and electrical systems in the Premises (to the extent such systems are Building standard) deemed necessary by Landlord for normal operations of the Building Complex; and (ii) provide upkeep, maintenance, and repairs to Building foundations, roofs, structure, exterior walks, and all other Common Areas. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements or repairs to the Premises during the Term.

11.2      Landlord or Landlord’s agents may at any time enter the Premises after reasonable prior notice to Tenant (except in an emergency or during routine janitorial services or maintenance, when no notice is required) for examination and inspection, or to perform, if Landlord elects, any obligations of Tenant which Tenant fails to perform or such cleaning, maintenance, janitorial services, repairs, replacements, additions, or alterations as Landlord deems necessary for the safety, improvement, or preservation of the Premises or other portions of the Building Complex or as required by Applicable Laws. After reasonable prior notice to Tenant, Landlord or Landlord’s agents may also show the Premises to prospective purchasers and Mortgagees and during the last 9 months of the Term to prospective tenants after reasonable prior notice. Any such reentry does not constitute an eviction or entitle Tenant to abatement of Rent. Landlord may make such alterations or changes in other portions of the Building Complex as Landlord desires so long as such alterations and changes do not unreasonably interfere with Tenant’s or Tenant’s Agents access to or occupancy of the Premises or Parking Facilities. Landlord may use the Common Areas and one or more street entrances to the Building Complex as may be necessary in Landlord’s judgment to complete such work.

12.         ALTERATIONS AND REPAIRS BY TENANT.

12.1      Other than the Finish Work, which shall be governed by the Work Letter, Tenant shall not make any alterations to the Premises during the Term, including installation of equipment or machinery which requires modifications to existing electrical outlets or increases Tenant’s usage of electricity beyond Tenant’s Standard Electrical Usage (collectively “Alterations”) without in each instance first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is either cosmetic in nature (including, without limitation, painting, carpeting and wallcovering) or consists of an interior decorating improvement or alteration; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the base Building or mechanical systems; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; (e) does not require a building permit; and (f) the cost of Alterations made at any one time does not exceed $10,000, so long as Tenant shall provide prior written notice to Landlord detailing the type and scope of any Minor Alterations prior to commencement of the same (a “Minor Alterations Notice”). Except as otherwise expressly provided herein, Minor Alterations shall be subject to all the other provisions of this Section 12.

Landlord’s consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Laws. Tenant shall at its cost pay all engineering and design costs incurred by Landlord, if any, as to all Alterations, obtain all governmental permits and approvals required, and cause all Alterations to be completed in compliance with Applicable Laws and reasonable requirements of Landlord’s insurance. All such work relating to Alterations shall be performed in a good and workmanlike manner, using materials and equipment at least equal in quality to the Initial Tenant Finish, and shall comply with the rules and regulations relating to construction activities in the Building promulgated from time to time by Landlord for the Building. Tenant shall give Landlord notice at least 15 days prior to the commencement of any Alterations or Minor Alterations in the Premises. Prior to starting work, Tenant shall furnish Landlord with: (1) plans and specifications for the Alterations, if applicable; (2) names of contractors, which contractors shall be reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to base Building or mechanical systems); and (3) required permits and approvals from governmental authorities, if applicable. Tenant shall pay Landlord a reasonable supervisory fee not to exceed 3% of hard construction costs for any work performed by someone other than Landlord’s employees or contractors. Upon completion of any Alterations or maintenance work, Tenant shall provide Landlord with completion affidavits and full and final waivers of lien reasonably acceptable to Landlord and “as built” plans for Alterations, if applicable. Tenant shall deliver to Landlord prior to commencement of any Alterations, certificates issued by insurance companies qualified to do business in the state in which the Premises are located, evidencing that worker’s compensation, public liability insurance, and property damage insurance (in amounts, with companies and on forms reasonably satisfactory to Landlord) are in force and maintained by all contractors and subcontractors engaged to perform such work. All liability policies shall name Landlord, Building Manager, and Mortgagee as additional insureds. Each certificate shall provide that the insurance may not be cancelled or modified without 30 days’ prior written notice to Landlord and Mortgagee. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. All such work shall be performed in a manner which does not unreasonably interfere with Landlord or other tenants of the Building, or impose additional expense upon Landlord in the operation of the Building Complex. Landlord agrees to reasonably cooperate with Tenant at no cost or expense to Landlord (including execution of any necessary documents) in connection with Tenant’s submission of any applications for approvals, licenses and/or permits from any governmental authority as may be reasonably necessary or appropriate relating to Tenant’s construction of any Alterations, provided that Tenant pays all permit and inspection fees required under such approvals, licenses and/or permits.

12.2      Tenant shall keep the Premises in as good order, condition, and repair and in an orderly state, as on the Commencement Date, loss by fire or other casualty or ordinary wear excepted.

12.3      All Alterations, including partitions, paneling, carpeting, drapes or other window coverings, and permanently installed light fixtures (but not including Tenant’s Property (as defined below), which shall at all times remain the property of Tenant, both during and upon expiration of the Term), are deemed a part of the real estate and the property of Landlord and remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant no later than 15 days prior to the end of the Term that it elects to have Tenant remove all or part of such Alterations (unless Landlord elects not to require Tenant to remove such Alterations), and in such event, Tenant shall at Tenant’s expense promptly remove the Alterations specified and restore the Premises to its prior condition, reasonable wear and tear excepted. Notwithstanding the foregoing, Landlord will make its election regarding removal of Alterations at the time Landlord approves such Alterations if such election by Landlord is expressly requested by Tenant as to any Alterations requiring Landlord’s consent, and within 10 days of receipt of a Minor Alterations Notice if such election by Landlord is expressly requested by Tenant. If Landlord fails to timely make such election following receipt of a notice requesting such election, Tenant shall have no obligation to remove any such Alterations or Minor Alterations, as applicable.

13.        CONSTRUCTION LIENS. Tenant shall pay for all work or services performed and materials and supplies furnished for the Premises by Tenant or at its request (other than the Initial Tenant Finish) and will keep the Premises free of construction and other liens on account of such work or services. Tenant indemnifies, defends, and saves Landlord and all Mortgagees harmless from all liability, loss, damage, or expenses, including attorneys’ fees, on account of claims of laborers, materialmen, professional service providers or others for work or services performed or materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Building or any suit affecting title thereto is commenced as a result of such work or services, Tenant shall cause it to be removed of record within 10 days after notice from Landlord or, if Tenant desires to contest it, Tenant shall furnish Landlord within such 10-day period adequate security of at least 150% of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity of any lien is entered, Tenant shall immediately pay and satisfy the same. Tenant’s failure to act in accordance with the foregoing shall be an Event of Default and Landlord may, in addition to other remedies, pay such amounts, which together with reasonable attorneys’ fees incurred and interest, shall be immediately due Landlord upon notice.

14.        SUBLETTING AND ASSIGNMENT.

14.1        Tenant shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as “Transfer,” and the subtenant or assignee may be referred to as “Transferee”) without the consent of Landlord first being obtained, which consent will not be unreasonably withheld provided that: (1) Tenant complies with the provisions of Section 14.3; (2) Landlord declines to exercise its rights under Section 14.3; (3) the Transferee is engaged in a business and the portion of the Premises will be used for the Permitted Use in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant of the Building Complex; (4) the Transferee has reasonable financial worth in light of the responsibilities involved; (5) Tenant is not in default at the time it makes its request; (6) the Transferee is not a governmental or quasi-governmental agency; and (7) the Transferee is not a tenant or currently negotiating a lease with Landlord in the Building.

14.2      Transfer includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of 25% or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of 25% or more of the beneficial ownership interests in a partnership or limited liability company tenant. Notwithstanding anything to the contrary in this Section 14, Tenant may, without obtaining Landlord’s consent, complete a Transfer to a Permitted Transferee subject to the following conditions: (i) the proposed use of the Premises shall be the same as Tenant’s use and Landlord shall not be required, as a result of Applicable Laws, to make any renovations to the Building Complex or provide special services as a result of such Transfer; and (ii) not less than 30 days following the effective date of the Transfer, Tenant provides Landlord with documentation evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction complies with the provisions of this Section. “Permitted Transferee” means: (i) any subsidiary or affiliate in which Tenant owns a substantial interest, including without limitation, Redwood Residential Acquisition Corporation; (ii) any parent of Tenant; (iii) any subsidiary or affiliate in which Tenant’s parent owns a substantial interest; or (iv) any corporation into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets or stock of Tenant provided that the resulting corporation has a net worth at least equal to Tenant’s net worth as of the date hereof.

14.3      Except for a Transfer to a Permitted Transferee, Tenant must notify Landlord at least 30 days prior to the desired date of a proposed Transfer (“Transfer Request”). The Transfer Request shall describe the terms and conditions of the proposed Transfer. Within 20 days following receipt of a Transfer Request, Landlord shall notify Tenant (“Landlord’s Notice”) of its election of the following as applicable:

(1)        [intentionally deleted]

(2)        If a Transfer Request involves 25% or more of the Premises, Landlord may recapture such space by terminating Tenant’s Lease obligations as to the applicable portion of the Premises; provided, however, if Landlord makes such election, Tenant may, within 15 days after Landlord’s Notice, withdraw a Transfer Request. If such termination occurs, it shall be effective on the date designated in Landlord’s Notice, which date shall not be more than 30 days following such notice; or

(3)        Landlord may approve Tenant’s Transfer Request, in which case Tenant shall be free to make a Transfer substantially identical to that described in the Transfer Request to any third party, subject to Landlord’s consent as provided in Section 14.1. If Tenant does not complete the Transfer within 60 days following Landlord’s Notice or materially modifies terms from those in the Transfer Request, then, prior to a Transfer to a third party, Tenant must resubmit a modified Transfer Request to Landlord and repeat the process in accordance with the provisions hereof.

14.4      All documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord. Tenant shall pay Landlord’s expenses, including reasonable attorneys’ fees, of determining whether to consent and in reviewing and approving the documents; provided, however, such fees shall not exceed $1,000.00 for any sublease using Landlord’s standard sublease and consent form without substantive modification. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed Transferee, including financial information.

14.5      Following any Transfer in accordance with this Section 14, Landlord may, after any default by Tenant, collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no such collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord’s consent to any other Transfer. Notwithstanding a Transfer, even if consented to by Landlord or to a Permitted Transferee, Tenant will not be released and continues to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, after deduction of Tenant’s reasonable costs for tenant finish allowances and commissions related to the Transfer, Tenant shall pay Landlord 50% of such monthly excess, as and when received, after deduction of Tenant’s reasonable transaction costs incurred for such Transfer amortized monthly on a straight-line basis over the term of such Transfer.

14.6      If a trustee or debtor in possession in bankruptcy is entitled to assume control over Tenant’s rights under this Lease and assigns such rights to any third party notwithstanding the provisions hereof, the rent to be paid by such party shall be increased to the current Base Rent (if greater than that being paid for the Premises) which Landlord charges for comparable space in the Building as of the date of such third party’s occupancy. If Landlord is entitled under the Bankruptcy Code to “Adequate Assurance” of future performance of this Lease, the parties agree that such term includes the following:

(1)          Any assignee must demonstrate to Landlord’s reasonable satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as large as the net worth of Tenant on the Commencement Date increased by 7%, compounded annually, for each year thereafter through the date of the proposed assignment. Tenant’s financial condition was a material inducement to Landlord in executing this Lease.

(2)           The assignee must assume and agree to be bound by the provisions of this Lease.

15.        DAMAGE TO PROPERTY. Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant (“Tenant’s Property”) kept or stored in the Premises, or in other parts of the Building Complex, whether by reason of the negligence or default of Landlord, other occupants, any other person, or otherwise (except to the extent due to Landlord’s grossly negligent or willful failure to make repairs required to be made by Landlord pursuant to other provisions in this Lease, after the expiration of a reasonable time following Tenant’s written notice to Landlord of the need for such repairs); and the keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant.

16.        INDEMNITY.

16.1      Tenant agrees to indemnify, defend, and hold Landlord and Building Manager harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party, including any other tenant in the Building Complex, to the extent caused by the negligence or breach of this Lease by the Tenant or Tenant’s Agents.

16.2      Landlord agrees to indemnify, defend, and hold Tenant harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party (excluding Tenant’s Agents), including any other tenant in the Building Complex, to the extent caused by the intentional misconduct, negligence or breach of this Lease by Landlord or Landlord’s agents or employees.

17.        SURRENDER AND NOTICE. Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted, and Tenant shall remove all of its movable furniture and other effects, all telephone cable and related equipment in the Building installed for Tenant, and such Alterations, as Landlord requires to be removed pursuant to Section 12.3 above. If Tenant fails to timely vacate the Premises as required, Tenant is responsible to Landlord for all resulting costs and damages of Landlord, including any amounts paid to third parties who are delayed in occupying the Premises.

18.        INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.

18.1      Tenant shall maintain throughout the Term insurance coverage at least as broad as ISO Causes of Loss - Special Form Coverage and Equipment Breakdown Protection Coverage against risks of direct physical loss or damage (commonly known as “all risk” and “boiler and machinery”) for the full replacement cost of Tenant’s Property located at the Premises.

18.2      Tenant shall maintain throughout the Term a commercial general liability and if necessary a commercial umbrella policy, including protection against bodily injury, personal injury and property damage with a single limit of not less than $3,000,000.00 each occurrence. Such policy shall name Landlord, Building Manager, and Mortgagee as additional insureds, be primary to any other similar insurance of such additional insureds, and provide that it may not be cancelled or modified without at least 20 days’ prior notice to Landlord and Mortgagee. The minimum limits of such insurance do not limit the liability of Tenant hereunder.

18.3      Tenant shall purchase and maintain workers’ compensation and employer’s liability insurance as follows: Workers’ Compensation Coverage A – Statutory Coverage in an amount required by the state in which the Building Complex is located; Workers’ Compensation Coverage B – Employers Liability Coverage in the amounts of $500,000 Each Accident, $500,000 Disease, Policy Limit, and $500,000 Disease, Each Employee.

18.4      Prior to the occupancy of the Premises and prior to expiration of the then-current insurance coverage, Tenant shall furnish a certificate from the issuing insurance company or companies evidencing that insurance required under this Lease is in effect. The words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision. Any insurance required to be maintained by Tenant hereunder shall be written by companies having an A.M. Best rating of “A” or better and a financial category of X or better, and be legally qualified to issue such insurance in the state in which the Building Complex is located.

18.5      Landlord shall maintain liability, property and equipment breakdown protection insurance including insurance for loss of Rent for the Building Complex, and insurance for shell and core, fixtures, equipment and improvements located in the Building and the Premises in such amounts, from such companies, and on such terms and conditions, as Landlord deems appropriate, from time to time.

18.6      If the Building is damaged by fire or other casualty which renders the Premises wholly untenantable and the damage is so extensive that an architect selected by Landlord certifies in writing to Landlord and Tenant within 60 days of said casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within 180 days from the happening thereof, then, at the option of Landlord or Tenant exercised in writing to the other within 30 days of such determination, this Lease shall terminate as of the occurrence of such damage. In the event of termination, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant. If, however, the damage is such that the architect certifies that the Premises can be made tenantable within such 180-day period or neither Landlord nor Tenant elects to terminate the Lease despite the extent of damage, then the provisions below apply.

18.7      If the Premises are damaged by fire or other casualty that does not render it wholly untenantable or require a repair period in excess of 180 days, Landlord shall with reasonable promptness except as hereafter provided repair the Premises to the extent of the insurance proceeds.

18.8      If the Building is damaged (though the Premises may not be affected, or if affected, can be repaired within 180 days) and within 60 days after the damage Landlord decides not to reconstruct or rebuild the Building, then, notwithstanding anything contained herein, upon notice to that effect from Landlord within said 60 days, Tenant shall pay the Rent apportioned to such date, this Lease shall terminate from the date of such notice, and both parties discharged from further obligations except as otherwise expressly provided.

18.9      Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building Complex or for loss of business revenue or extra expense which is capable of being insured against for perils covered by ISO Causes of Loss - Special Form and Equipment Breakdown Protection Coverage and to the extent of damages and coverage under workers’ compensation and employers liability insurance required under this Lease. Tenant also waives all such rights of recovery against Building Manager. Each party shall, upon obtaining the insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and use reasonable efforts to obtain an appropriate waiver of subrogation provision in the policies.

18.10    Rent shall abate during any period of repair and restoration to the extent of any recovery by Landlord under its loss of rent insurance related to the Premises in the same proportion that the part of the Premises rendered untenantable bears to the whole.

19.        CONDEMNATION.    If the Premises or substantially all of it or any portion of the Building Complex which renders the Premises untenantable is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of either Landlord or Tenant exercised by notice to the other within 30 days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If less than all the Premises is taken, Landlord shall promptly repair the Premises as nearly as possible to its condition immediately prior to the taking, unless Landlord elects not to rebuild under Section 18.8. Landlord shall receive the entire award or consideration for the taking; except Tenant may claim and prove in any such proceeding and receive any award made to Tenant specifically for damages for loss of movable trade fixtures, equipment and moving expenses so long as such award does not reduce Landlord’s award.

20.        DEFAULT BY TENANT.

20.1      Each of the following events is an “Event of Default”:

(1)        Any failure by Tenant to pay Rent on the due date (provided, however, that Tenant shall have a right to cure such Event of Default not later than 5 days after notice of such non-payment by Landlord; however, Tenant is not entitled to such notice and cure period more than two times during any twelve (12) consecutive month period);

(2)        Tenant vacates or abandons the Premises and fails to pay rent;

(3)        This Lease or Tenant’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 14;

(4)        This Lease or any part of the Premises is taken by process of law and is not released within 15 days after a levy;

(5)        Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization (“Bankruptcy Proceeding”);

(6)        Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within 60 days after commencement;

(7)        The insolvency of Tenant or execution by Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Tenant generally to pay its debts as they mature, or the occurrence of any of the foregoing with respect to any Guarantor, if any, of Tenant’s obligations;

(8)        The admission in writing by Tenant (or any general partner of Tenant if Tenant is a partnership), that it is unable to pay its debts as they mature or it is generally not paying its debts as they mature;

(9)        Tenant fails to take possession of the Premises on the Commencement Date and fails to pay rent;

(10)      Tenant fails to perform any of its other obligations and non-performance continues for 30 days after notice by Landlord or, if such performance cannot be reasonably had within such 30 day period, Tenant does not in good faith commence performance within such 30 day period and diligently proceed to completion; provided, however, Tenant’s right to cure shall not exceed the period provided by Applicable Law and

(11)      Any event which is expressly defined as or deemed an Event of Default under this Lease.

20.2      Remedies of Landlord.    If an Event of Default occurs, Landlord may then or at any time thereafter, either:

(1)        (a)        Without further notice except as required by Applicable Laws, reenter and repossess the Premises or any part and expel Tenant and those claiming through or under Tenant and remove the effects of both without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building Complex, in Landlord’s or Tenant’s name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Landlord agrees to use commercially reasonable efforts in order to mitigate its damages following any default by Tenant under the Lease; provided, however, nothing shall require Landlord to (i) attempt to re-lease the Premises unless and until Landlord obtains possession of the Premises, or (ii) lease less than all of the Premises or lease the Premises in smaller increments than the entire Premises. If there is other unleased space in the Building, Landlord may lease such other space without prejudice to its remedies against Tenant. No such reentry, repossession or notice from Landlord, or any other acts or omissions of Landlord, including maintenance, preservation, efforts to relet the Premises, or appointment of a receiver, shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice.

(b)        If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (i) the Rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses incurred in connection with such reletting, including all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration, and repair costs (collectively “Reletting Expenses”). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or

(2)        Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant’s right to possession of the Premises shall cease and the Lease will terminate except as to Tenant’s liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the Rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Premises for the same period plus all Reletting Expenses. “Reasonable Rental Value” is the amount of rent Landlord can obtain for the remaining balance of the Term.

20.3        Cumulative Remedies.    Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party shall recover from the other party all reasonable attorneys’ fees and costs incurred in connection therewith.

20.4        No Waiver.  No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach thereof.

20.5        Bankruptcy.  Nothing contained in this Lease limits Landlord’s right to obtain as liquidated damages in any bankruptcy or similar proceeding the maximum amount allowed by law at the time such damages are to be proven, whether such amount is greater, equal to, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything in this Section to the contrary, any proceeding described in Section 20.1(5),(6),(7) and (8) is an Event of Default only when such proceeding is brought by or against the then holder of the leasehold estate under this Lease.

20.6        Late Payment Charge.  Any Rent not paid within 5 days after the due date shall thereafter bear interest at 5 percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, until paid. Further, if such Rent is not paid within 5 days after notice, Tenant agrees Landlord will incur additional administrative expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord for each late payment a late charge of 5% of such late payment; provided, however, Landlord agrees to waive the late charge as to two late payments during each calendar year during the Term and then only so long as such late amount is paid in full within 5 days of Tenant’s receipt of Landlord’s notice. Any amounts paid by Landlord to cure a default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within 5 days of demand by Landlord, thereafter bear interest at 5 percentage points above the Prime Rate until paid. “Prime Rate” means that rate announced by Wells Fargo Bank, N.A. as its prime rate on the date closest to the date interest commences.

20.7        Waiver of Jury Trial.  Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.

21.        DEFAULT BY LANDLORD.    In the event of any alleged default on the part of Landlord, Tenant shall give notice to Landlord and afford Landlord a reasonable opportunity to cure such default. Such notice shall be ineffective unless a copy is simultaneously also delivered in the manner required in this Lease to any holder of a mortgage and/or deed of trust affecting all or any portion of the Building Complex (collectively, “Mortgagee”), provided that prior to such notice Tenant has been notified (by way of notice of Assignment of Rents and Leases, or otherwise), of the address of a Mortgagee. If Landlord fails to cure such default within the time provided, then Mortgagee shall have an additional 30 days following a second notice from Tenant or, if such default cannot be cured within that time, such additional time as may be necessary provided within such 30 days, Mortgagee commences and diligently pursues a cure (including commencement of foreclosure proceedings if necessary to effect such cure). Tenant’s sole remedy will be equitable relief or actual damages but in no event is Landlord or any Mortgagee responsible for consequential damages or lost profit incurred by Tenant as a result of any default by Landlord. If a Mortgagee, or transferee under such Mortgage (hereafter defined), succeeds to Landlord’s interest as a result of foreclosure or otherwise, such party shall not be: (i) liable for any default, nor subject to any setoff or defenses that Tenant may have against Landlord; (ii) bound by any amendment (including an agreement for early termination) without its consent made at any time after notice to Tenant that such Mortgage requires such consent; and (iii) bound by payment of Rent in advance for more than 30 days. Tenant agrees to pay Rent (and will receive credit under this Lease) as directed in any Mortgagee’s notice of Landlord’s default under the Mortgage reciting that Mortgagee is entitled to collect Rent.

22.        SUBORDINATION AND ATTORNMENT.

22.1      This Lease will be subordinate to the lien and terms of any mortgage, deed of trust and related documents now or hereafter placed upon the Building Complex (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, “Mortgage”) unless any Mortgagee elects to have this Lease superior to the lien and terms of its Mortgage pursuant to Section 22.2. Tenant agrees that no documentation other than this Lease is required to evidence such subordination.

22.2      If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.

22.3      In confirmation of subordination or superior position, as the case may be, Tenant will execute such documents as may be required by Mortgagee and if it fails to do so within 10 days after demand, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place, and stead, to do so.

22.4      Tenant hereby attorns to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise.

23.        REMOVAL OF TENANT’S PROPERTY.  All movable personal property of Tenant not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord’s expenses in connection with such disposition.

24.        HOLDING OVER: TENANCY MONTH-TO-MONTH.    If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises without a written agreement as to such holding over and continues to pay rent and Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to 150% of the monthly Rent paid by Tenant immediately prior to such expiration or termination. Rent shall continue to be payable in advance on the first day of each calendar month. Such tenancy may be terminated by either party upon 10 days’ notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 17.

25.        PAYMENTS AFTER TERMINATION.   No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord’s remedies without waiving any notice or affecting any suit or judgment.

26.        STATEMENT OF PERFORMANCE.  Both parties agree at any time upon not less than 10 days’ notice to execute and deliver to the requesting party a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant, as applicable, and no event which with the giving of notice or passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as may be reasonably requested. Such statement may be relied upon by the requesting party and any other person or entity to whom the same may be exhibited or delivered, including without limitation, a prospective purchaser of Landlord’s interest or Mortgagee. Tenant’s failure to timely deliver such statement is conclusive upon Tenant that: (i) this Lease is in full force and effect without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord’s performance; and (iii) not more than 1 month’s Rent has been paid in advance. Upon request, the responding party will furnish the requesting party an appropriate resolution confirming that the party signing the statement is authorized to do so.

27.        MISCELLANEOUS.

27.1      Transfer by Landlord.   The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.

27.2      No Merger.  The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.

27.3      Common Area Use.   Landlord may use any of the Common Areas for the purposes of completing or making repairs or alterations in any portion of the Building Complex.

27.4      Independent Covenants.  This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and, except as expressly set forth in this Lease, Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations; provided, however, the foregoing does not impair Tenant’s right to commence a separate suit against Landlord for any default by Landlord so long as Tenant complies with Section 21.

27.5      Validity of Provisions.  If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.

27.6      Captions.  The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.

27.7      Construction.  The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used. This Lease has been prepared to reflect additions and deletions negotiated between Landlord and Tenant from Landlord’s standard form for the Building. All provisions and terms that are stricken are deletions and shall not be a part of this Lease; provided, however, a deletion from this Lease shall not be construed to create the opposite intent of the deleted provisions. All provisions and terms which are underlined (other than headings, titles and captions) are additions and shall be a part of this Lease.

27.8      Applicability.   Except as otherwise provided, the provisions of this Lease are applicable to and are binding upon Landlord’s and Tenant’s respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.

27.9      Authority.    Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver to Landlord a resolution or similar document to that effect.

27.10    Severability.  If there is more than one party which is the Tenant, the obligations imposed upon Tenant are joint and several.

27.11    Acceptance of Keys, Rent or Surrender.  No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy available to Landlord.

27.12    Building Name and Size.  Landlord may as it relates to the Building and Building Complex: change the name, increase the size by adding additional real property, construct other buildings or improvements, change the location and/or character, or make alterations or additions. If additional buildings are constructed or the size is increased, Landlord and Tenant shall execute an amendment which incorporates any necessary modifications to Tenant’s Pro Rata Share. Tenant may not use the Building’s name for any purpose other than as part of its business address.

27.13    Diminution of View.  Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant’s obligations.

27.14    Limitation of Liability.   Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability is limited to Landlord’s interest in the Building and Landlord shall never be personally liable for recovery of any judgment.

27.15    Non-Reliance.      Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein.

27.16    Written Modification.  No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.

27.17    Mortgagee’s Requirements.  Tenant will make such modifications to this Lease as may hereafter be required to conform to any Mortgagee’s requirements, so long as such modifications do not increase Tenant’s obligations or materially alter its rights.

27.18    Effectiveness.   Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.

27.19    Survival.   This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.

27.20    Time of Essence.  Time is of the essence herein.

27.21    Rules and Regulations.  The rules and regulations attached hereto as Exhibit E are made a part of this Lease and Tenant agrees that Tenant and Tenant’s Agents shall at all times abide by such rules and regulations, which will be uniformly and non discriminatorily enforced. Landlord reserves the right to amend the rules and regulations and to make such other reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order in and about the Building.

27.22    Recording.  Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant is an Event of Default.

27.23    Financial Information.    Tenant acknowledges that the financial capability of Tenant and Guarantor, if any, to perform obligations hereunder is material to Landlord and Landlord would not enter into this Lease but for its belief, based on its review of financial statements, that such parties are capable of performing such financial obligations. Tenant hereby represents to Landlord that the financial statements previously furnished Landlord with respect to Tenant and any Guarantor were true and correct in all material respects and there have been no material adverse changes subsequent thereto. Unless Tenant (or Guarantor, respectively) is a publicly traded entity with financial statements publicly available, Tenant will furnish Tenant’s or any Guarantor’s financial statements to Landlord within 10 days after Landlord’s written request from time to time, but not more frequently than once every 12 months or if required by Landlord in connection with a proposed sale or refinancing. Such statements shall include at least a balance sheet, income statement and statement of changes in financial position for the most current month end, year to date and prior year-end certified by a duly authorized representative to be an accurate representation of the financial condition. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant (or Guarantor, respectively) as to annual statements, audited by an independent certified public accountant for the period covered.

27.24    Patriot Act Compliance Provision.  Tenant represents and warrants that:

(a)        no action, proceeding, investigation, charge, claim, report or notice (collectively, “Action”) has been commenced, threatened or to its knowledge filed against Tenant (which, for purposes of this Section, includes its affiliates) alleging any violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “Patriot Act”).

(b)        to Tenant’s knowledge, Tenant has not taken or omitted to take any action which could reasonably be expected to result in any Action against Tenant alleging any violation of the Executive Order or the Patriot Act.

(c)        Tenant is not a Prohibited Person. “Prohibited Person” shall mean: (i) a person (which for purposes of this Section includes any entity) that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act; (iv) a person who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person who is affiliated with a person listed above.

(d)        Tenant is not violating and will not violate, any of the prohibitions set forth in any terrorism or money laundering law, including the Executive Order and Patriot Act.

Tenant agrees to promptly hereafter deliver to Landlord (but in any event within 10 days following Landlord’s written request) any evidence, including a certification, reasonably requested from time to time by Landlord confirming Tenant’s compliance with this Section.

27.25    Governing Law; Venue; Jurisdiction.     This Lease shall be construed in accordance with the laws of the State of Colorado, without giving effect to conflict of laws principles. Each party hereto (which includes any assignee, successor, heir or personal representative of a party) hereby waives any objection to venue in the County in which the Premises are located, and agrees and consents to personal jurisdiction of the courts of the State of Colorado, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease.

27.26    Guaranty.  If a Guarantor is identified in Section 1.8 hereof, Tenant shall provide Landlord with a Guaranty from such Guarantor in the form approved by Landlord.

27.27    Disclosure.     The parties hereto hereby acknowledge and agree that all information related to this Lease may be publically disclosed by Tenant without the prior written consent of Landlord to the extent necessary to comply with any law, rule or regulation (including, without limitation, any rule or regulation promulgated by the SEC) or the valid order of any governmental agency or any court of competent jurisdiction.

28.        AUTHORITIES FOR ACTION AND NOTICE.

28.1      Unless otherwise provided, Landlord may act through Landlord’s Building Manager or other designated representatives from time to time.

28.2      All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, or member of Landlord (depending upon the nature of Landlord) or the manager of the Building (the “Building Manager”) whose office is in the Building, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, or when deposited with a nationally-recognized overnight courier service with delivery verification service, addressed as set forth in Section 1.10. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, or member of Tenant (depending upon the nature of Tenant), individually if a sole proprietorship, or manager of Tenant whose office is in the Building, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, or when deposited with a nationally-recognized overnight courier service with delivery verification service, addressed to the appropriate address set forth in Section 1.13. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in the rules of civil procedure, as amended from time to time, for the state in which the Real Property is located.

29.        PARKING.  Tenant shall license from Landlord during the Term the number of covered parking spaces as set forth in Section 1.9 (the “Covered Parking Spaces”) and Landlord shall make available for Tenant’s use during the Term the number of surface parking spaces as set forth in Section 1.9 (the “Surface Parking Spaces”) (collectively, the Covered Parking Spaces and Surface Parking Spaces are referred to herein as the “Parking Spaces”). Use of the Parking Spaces shall be on an in and out, unassigned, space available, month-to-month basis, with the Covered Parking Spaces being located in the parking structure on the Real Property (“Garage”) and the Surface Parking Spaces being located in the surface parking areas (the “Surface Lot(s)”) on the Real Property (collectively, the Garage and Surface Lot(s) are referred to herein as the “Parking Facilities”). Tenant shall pay to Landlord a parking fee monthly for the Parking Spaces in an amount equal to $100.00 per month for each of the Covered Parking Spaces and $0.00 per month for each of the Surface Parking Spaces which rates may be adjusted by Landlord from time to time during any Renewal Term or other extension period of the Term beyond the Initial Term as set forth in Section 1.3 of the Lease. Tenant will be billed monthly for such Parking Spaces. Notwithstanding the above, the right granted to Tenant to use any Parking Spaces is a license only and Landlord’s inability to make spaces available at any time for reasons beyond Landlord’s reasonable control is not a material breach by Landlord of its obligations hereunder. Tenant’s failure to timely pay a parking fee shall constitute an Event of Default hereunder. Tenant has no rights to use the Parking Facilities on the Real Property except as provided in this Section. The abatement of Tenant’s obligation to pay for unavailable spaces during any period of unavailability constitutes Tenant’s sole remedy. All vehicles parked in the Parking Facilities and the personal property therein shall be at the sole risk of Tenant, Tenant’s Agents and the users of such spaces and Landlord shall have no liability for loss or damage thereto for whatever cause.

30.        INTENTIONALLY DELETED

31.        BROKERAGE.  Tenant represents it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.15 and 1.16 (collectively, the “Brokers”). Landlord and Tenant shall each indemnify the other against any expense incurred by the other as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other or claiming by, through, or under the other, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.

32.        COUNTERPARTS.  This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.

33.        ADDENDUM/EXHIBITS.  Any Addenda and/or Exhibits referred to herein and attached hereto are incorporated herein by reference. [signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

REDWOOD TRUST, INC., a Maryland corporation

By:	/s/ E. Todd Whittemore

Print Name:	E. Todd Whittemore

Print Title:	Managing Director

ATTEST:

By:	/s/ Christopher J. Abate

Print Name:	Christopher J. Abate

Print Title:	Chief Financial Officer

“Tenant”

MG-POINT, LLC, a Colorado limited liability

By:	/s/ Paul Hogan
Authorized Signatory

“Landlord”

ADDENDUM

THIS ADDENDUM is to that certain lease agreement (the “Lease”) by and between MG-POINT, LLC, a Colorado limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”), with respect to approximately 10,575 rentable square feet of space (the “Premises”) in the Building. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall control.

1.          ABATED RENT PERIOD.  Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses for the Premises shall be abated during the period commencing on the Commencement Date and continuing through the last day of the eight (8th) month of the Term (the “Abated Rent Period”). Only Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses shall be abated during the Abated Rent Period. Tenant shall continue to pay all other costs and charges specified in the Lease. The abatement of Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses set forth in this Section is expressly conditioned on Tenant’s performance of all of its obligations and responsibilities under the Lease throughout the Term, and the amount of the abated Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses is based in part on the amount of Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses due under the Lease for the Abated Rent Period. Accordingly, if Tenant breaches the Lease at any time during the Term and such breach is not cured within the applicable cure period, then the amount of Rent which would otherwise have been due and payable during the Abated Rent Period shall immediately become due and payable by Tenant as additional Rent. The payment by Tenant of all abated Rent shall not limit or affect any of Landlord’s other rights and remedies under the Lease, or at law or in equity.

2.          EARLY ACCESS TO THE PREMISES.  Landlord shall use commercially reasonable efforts to provide Tenant with access to the Premises or before the date which is fourteen (14) days prior to the Commencement Date (or earlier, if available in Landlord’s discretion) provided Landlord determines that such entry and work can be done without causing a delay to the critical path for the Finish Work that would delay Landlord’s rendering the Premises Ready for Occupancy. Tenant’s access to the Premises before the Commencement Date shall be subject to the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent for the Premises for any days of possession before the Commencement Date. Tenant and its representatives, subject to availability and approval by Landlord, shall be entitled to enter the Premises for the purpose of installing data cabling, furniture, special fixtures, equipment and other personal property.

3.          OPERATING EXPENSE CAP.  Notwithstanding anything in the Lease to the contrary, in no event shall Controllable Operating Expenses for any year during the Initial Term increase by more than 5% in excess of Controllable Operating Expenses for the immediately preceding year, on a compounding and cumulative basis. However, any increases in Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding years during the Term (subject to the foregoing limitation) until fully recouped by Landlord. [For example, if Controllable Operating Expenses were $100.00 in 2012, then the total Controllable Operating Expenses that could be included in Operating Expenses in 2013 would be $105.00, for 2014 the amount would be $110.25, for 2015 the amount would be $115.76, and so on. In the preceding example, if Controllable Operating Expenses in both 2014 and 2015 were $112.00, then Landlord could include only $110.25 in Operating Expenses in 2014, but $113.75 (the Controllable Operating Expenses plus the carry-forward from 2014) in 2015.] “Controllable Operating Expenses” shall mean all Operating Expenses, excluding those Operating Expenses that in Landlord’s sole discretion and judgment may be subject to increases which are outside of Landlord’s control such as (but not limited to) utility expenses, snow removal expenses, insurance premiums, major repairs, security costs, janitorial costs, costs governed by collective bargaining, costs incurred due to requirements of Law or insurance carriers, the cost of employee benefits provided by Landlord to all Building personnel or costs incurred due to casualty or condemnation. At no time shall there be any cap on Taxes.

4.          OPTION TO RENEW.

4.1        Grant of Option.  Subject to the terms and conditions of this Section 4, Tenant shall have one option (the “Renewal Option”) to renew the Term for an additional period of 60 months (the “Renewal Term”). There shall be no additional renewal terms beyond the Renewal Term set forth herein. In order to exercise the Renewal Option, Tenant must give Landlord written notice (the “Option Exercise Notice”) of Tenant’s election to do so no later than 9 months, and no earlier than 12 months, prior to the expiration of the Initial Term set forth in Section 1 of the Lease. Within 15 days after receipt of Tenant’s Option Exercise Notice, Landlord shall advise Tenant of Landlord’s determination of the applicable Base Rent rate for the Renewal Term (“Landlord’s Renewal Rate Notice”), which shall be based on the Market Rent (as defined below) per rentable square foot for the Premises. If Tenant fails to timely deliver the Option Exercise Notice in strict accordance with this Section 4 and the notice provisions of the Lease, then Tenant shall be deemed to have waived its Renewal Option, as aforesaid, and Tenant shall have no further right to renew the Lease. Time is of the essence of the Renewal Option.

4.2        Terms and Conditions of Option.  The Renewal Term shall be on all the terms and conditions of the Lease, except for Base Rent and other incentives which shall be at Market Rent (as defined below).

4.3        Market Rent.

(a)        “Market Rent” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length bona fide negotiations, for a renewal lease of premises of like quality on the same terms and conditions in a building of like quality and location for the specified period of time, as determined by Landlord in good faith and upon comparable lease transactions.

(b)        If Tenant disputes Landlord’s determination of the Market Rent, as set forth in Landlord’s Renewal Notice, Tenant shall give notice of such dispute (“Dispute Notice”) within 15 calendar days after receipt of Landlord’s Renewal Rate Notice. If Tenant fails to provide Landlord with a Dispute Notice within such 15-day period, Tenant shall be deemed to have accepted the terms and rates set forth in the Landlord’s Renewal Notice and Landlord and Tenant shall enter into an amendment extending the Term of the Lease upon the terms and conditions set forth in such Landlord’s Renewal Notice. If Tenant provides Landlord with a timely Dispute Notice, Landlord and Tenant shall promptly negotiate in good faith to determine a mutually acceptable Market Rent and shall exchange written proposals and comparables supporting such proposals. If the parties mutually agree upon a new rate for Market Rent, such agreed rate shall be the rental rate for Base Rent applicable during the Renewal Term. If the parties have not agreed within 60 days after the giving of Tenant’s Dispute Notice, then within ten (10) days following the end of such 60-day period each party shall designate by written notice to the other party one qualified commercial real estate broker of good reputation, having at least five (5) years’ experience in the real estate market in the southeast Denver office submarket (“Appraiser(s)”). The two Appraisers so designated shall together determine whether Landlord’s determination of the Market Rent or Tenant’s determination of the Market Rent is closest to the Market Rent for the space in question. Landlord and Tenant shall each require the Appraisers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two selected Appraisers agree as to which rate is closest, the rate agreed to shall be deemed the effective rental rate. If the two selected Appraisers fail to agree pursuant to this procedure, they shall together immediately select a third Appraiser who shall then (within ten (10) days of the Appraisers’ selection) determine which rate is closest to the Market Rent as determined by the third Appraiser. The third Appraiser shall notify Landlord and Tenant of its determination and the rental rate selected shall be the effective rental rate. Each party will pay the fee of the Appraiser selected by it and one-half of the fee of the third Appraiser.

4.4        Limitations; Termination of Option to Renew.  Tenant shall not have the right to renew the Lease for any amount of space less than the entire Premises. The Renewal Option shall terminate as to the entire Premises upon the failure by Tenant to timely deliver the Option Exercise Notice at the times and in the manner set forth in this Section 4. Tenant shall not have the right to exercise the Renewal Option, and the Renewal Option shall be of no force or effect, if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (a) an event of default is continuing or (b) Landlord has given more than 2 notices of default in any 12-month period for nonpayment of monetary obligations.

4.5        Self-Operative; Amendment to Lease.    Notwithstanding the fact that, upon Tenant’s exercise of the herein option to renew, the renewal of the Term shall be self executing, as aforesaid, the parties shall, within 15 days after Tenant’s exercise thereof, execute one or more amendments to the Lease reflecting such additional term.

4.6        Rights Personal to Tenant.     The Renewal Option shall be personal to REDWOOD TRUST, INC., a Maryland corporation (together with any Permitted Transferee who has assumed the Lease (as defined in Section 14.2 of the Lease), collectively, “Original Tenant”), and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in the Lease). All references to “Tenant” in this Section 4 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the Premises to any party other than Original Tenant, the Renewal Option shall be extinguished.

5.          EXPANSION OPTION.

5.1        Grant of Option; Conditions.    Tenant shall have an option (the “Expansion Option”) to lease the remainder of 4th floor of the Building as depicted on the demising plan attached hereto as Exhibit A-2 and consisting of approximately 10,942 rentable square feet of space (the “Expansion Space”) if:

(a)        Landlord receives Tenant’s notice of exercise (“Expansion Notice”) identifying Expansion Space on or before June 1, 2013 (the “Expansion Notice Deadline”); and

(b)        Tenant is not in Default at the time that Tenant delivers its Expansion Notice; and

(c)        None of the Premises is sublet (other than pursuant to a Permitted Transferee (as defined in Section 14.2 of the Lease) at the time that Tenant delivers its Expansion Notice; and

(d)        The Lease has not been assigned (other than pursuant to a Permitted Transferee (as defined in Section 14.2 of the Lease) prior to the date that Tenant delivers its Expansion Notice

5.2        Terms Applicable to Expansion Space.

(a)        The Base Rent rate per rentable square foot for the Expansion Space shall be equal to the Base Rent under the Lease and shall increase in accordance with the Base Rent rate schedule for the initial Premises. Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

(b)        Tenant shall pay additional Rent in accordance with the terms of the Lease.

(c)        The Expansion Space shall be incorporated into the Premises pursuant to the Expansion Amendment (as defined below) and Tenant shall be responsible for payment of Base Rent and its Tenant’s Pro Rata Share of Operating Expenses with respect thereto (such date, the “Expansion Effective Date”) upon: (i) if Tenant will be performing the Finish Work with respect to the Expansion Space, the earlier of (A) 90 days following the date on which Landlord delivers possession of the Expansion Space to Tenant or (B) the date that Tenant commences operations of its business in the Expansion Space; or (ii) if Landlord has agreed to perform Finish Work with respect to the Expansion Space, the date on which Landlord delivers the Premises to Tenant Ready for Occupancy as relates to such Finish Work.

(d)        To the extent that the Abated Rent Period has not expired as of the date on which Tenant is required to commence Rent payments for the Expansion Space, Tenant shall be entitled to abatement of Base Rent with respect to the Expansion Space until the end of the Abated Rent Period.

(e)        Landlord shall deliver the Expansion Premises as soon as commercially reasonable after Tenant’s exercise of the Expansion Option. If Landlord is delayed in delivering possession of the Expansion Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the Expansion Space, and the date for delivery shall be postponed until the date Landlord delivers possession of the Expansion Space to Tenant free from occupancy by any party.

(f)        Tenant shall take the Expansion Space in its “AS IS” condition, and (except as set forth in Sub-section (c) above) Landlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the Expansion Space; provided, however, Tenant shall be entitled to a Finish Allowance applicable to the Expansion Space in an amount equal to the product of $35.00 per rentable square foot of the Expansion Space multiplied by the quotient obtained by dividing (i) the number of full calendar months remaining in the Initial Term as of the Expansion Effective Date divided by (ii) 92 (the “Expansion Tenant Improvement Allowance”). The Expansion Tenant Improvement Allowance shall be applied, at Tenant’s election, either on terms substantially similar to those in the Work Letter attached to the Lease (subject to the parties mutual approval of an “Approved Plan” prior to execution of the Expansion Amendment) or in accordance with Landlord’s standard work letter for tenant-performed Finish Work.

5.3        Expansion Amendment.    If Tenant is entitled to and properly exercises its Expansion Option, Landlord shall prepare an amendment (the “Expansion Amendment”) consistent with the terms and conditions as set forth herein to reflect changes in the Base Rent, Tenant’s Pro Rata Share and other appropriate terms. Tenant shall, within 10 days after Tenant’s receipt thereof, execute the Expansion Amendment; provided, however, that any amendment to the Lease for the Expansion Space shall provide that it shall be co-terminus with the original Premises.

5.4        No Marketing of the Expansion Space.  Landlord agrees that it shall not enter in to a new lease for the Expansion Space prior to the end of the Expansion Notice Deadline.

5.5        Termination of Expansion Option.   The Expansion Option granted herein shall terminate if not exercised on or before the Expansion Notice Deadline.

6.          RIGHT OF FIRST REFUSAL –FOURTH FLOOR.

6.1        Grant of Option; Conditions.  If any lease for any portion of the Expansion Space (referred to in this Section 6 as the “Refusal Space”) shall expire and if Landlord intends to enter into a lease for the Expansion Space (“Proposed Lease”) with any party other than the tenant then occupying the Expansion Space prior to the end of the Term then Landlord shall first offer to Tenant the right to lease the Refusal Space (as defined below) as part of the Premises upon the terms and conditions of the Proposed Lease (the “Right of First Refusal”). Tenant’s Right of First Refusal is on-going right during the Initial Term and shall be exercised as follows: when Landlord has received a bona fide written offer for the Refusal Space from a prospective tenant, other than the tenant then occupying the Refusal Space (the “Prospect”) interested in leasing the Refusal Space, Landlord shall, after offering the space to any other parties with superior rights to such space as specified in this Lease, advise Tenant (the “Advice”) of the terms and conditions under which Landlord is prepared to lease the Refusal Space to such Prospect, which terms and conditions shall be adjusted to reflect the remaining Term of the Lease (including any then-exercised Renewal Option). The Advice shall include any and all other space in the Building (which, for purposes of such Advice, shall be deemed to be part of the Refusal Space) that such Prospect is interested in leasing, and Tenant must exercise this Right of First Refusal, if at all, by accepting all such space in the Building identified in the Advice (the “Refusal Space”). Tenant may lease the Refusal Space under such terms, subject to Section 6.2(c) below, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within 5 business days after the date of the Advice. Tenant shall be deemed to have declined to exercise this Right of First Refusal if its Notice of Exercise is delayed or if the Notice of Exercise changes any term or condition of the Advice. Notwithstanding the foregoing, Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

(a)        an Event of Default is continuing at the time that Landlord would otherwise deliver the Advice; or

(b)        the Premises, or any portion thereof, is sublet (other than pursuant to a Transfer to a Permitted Transferee, as defined in Section 14.2 of the Lease) at the time Landlord would otherwise deliver the Advice; or

(c)        the Lease has been assigned (other than pursuant to a Transfer to a Permitted Transferee, as defined in Section 14.2 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

(d)        Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

6.2        Terms for Refusal Space.

(a)        Subject to Section 6.3 below, the term for the Refusal Space shall commence upon the Refusal Space Commencement Date (as defined herein) and shall continue for the longer of (i) the term stated in the Advice or (ii) the remainder of the Term. Upon the Refusal Space Commencement Date, the Refusal Space shall be considered a part of the Premises. Tenant shall pay Rent for the Refusal Space in accordance with the terms and conditions of the Advice and all of the terms stated in the Advice shall govern Tenant’s occupancy of the Refusal Space; provided, however, all other non-conflicting terms and conditions of the Lease shall govern Tenant’s occupancy of the Refusal Space. The “Refusal Space Commencement Date” shall mean upon substantial completion of any improvements committed to be performed in the Refusal Space by Landlord pursuant to the Advice and Landlord’s delivery of possession of the Refusal Space to Tenant.

(b)        The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the Refusal Space Commencement Date, unless the Advice specifies additional work to be performed by Landlord in the Refusal Space after the Refusal Space Commencement Date, in which case Landlord shall perform such work in the Refusal Space or provide Tenant with an equivalent allowance to complete such work. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the Refusal Space Commencement Date shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

(c)        Notwithstanding anything to the contrary herein, with respect to any Advice delivered on or before December 31, 2013, provided Tenant timely delivers its Notice of Exercise, the terms for the Refusal Space shall be as set forth in Section 5 above as if Tenant had exercised its Expansion Option.

(d)        Landlord reserves the right upon receipt of the Notice of Exercise to request Tenant’s current financial records in a form reasonably acceptable to Landlord, to review Tenant’s current financial condition and to adjust the security required under the Advice as reasonably determined by Landlord.

6.3        Termination of Right of First Refusal.    The rights of Tenant hereunder with respect to the entire Refusal Space shall terminate if Tenant assigns the Lease (other than pursuant to a Transfer to a Permitted Transferee, as defined in Section 14.2 of the Lease).

6.4        Refusal Space Amendment.    If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment to the Lease (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise, and Tenant shall execute and return the Refusal Space Amendment to Landlord within 10 days thereafter and Landlord shall promptly counter execute and return same to Tenant, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

6.5        Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) any tenant leasing all or any portion of the Refusal Space as of the date of the Lease; and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building regarding the Refusal Space existing on the date of the Lease. Landlord hereby represents that the only tenant holding rights described in clause (ii) above is Intermap Technologies, Inc (and their successors under such lease).

7.          RIGHT OF FIRST REFUSAL – THIRD FLOOR.

7.1        Grant of Option; Conditions.  If at any time during the Term any lease for any portion of the space on the 3rd floor of the Building as depicted on the demising plan attached hereto as

Exhibit A-3 and consisting of approximately 14,399 rentable square feet (the “Third Floor Refusal Space”) shall expire and if Landlord intends to enter into a lease for such Refusal Space (“Third Floor Proposed Lease”) with any party other than the tenant then occupying the Third Floor Refusal Space, then Landlord shall first offer to Tenant the right to lease the Third Floor Refusal Space as part of the Premises upon the terms and conditions of the Third Floor Proposed Lease (the “Third Floor Right of First Refusal”). Tenant’s Third Floor Right of First Refusal is an on-going right for the Initial Term and shall be exercised in the same manner as an exercise of the Right of First Refusal in response to an Advice delivered on or after January 1, 2014 with respect to the Refusal Space pursuant to Section 6 above excluding Section 6.5 above.

7.2        Notwithstanding anything to the contrary herein, if as of Landlord’s delivery of an Advice for the Third Floor Refusal Space any part of the Expansion Space has not already been incorporated into the Premises pursuant to Tenant’s exercise of its Expansion Option or Right of First Refusal or otherwise and is available for lease as determined by Landlord, then Landlord may include such available portion of the Expansion Space in the Advice delivered with respect to the Third Floor Refusal Space in which case Tenant shall be required to accept the entirety of the applicable Third Floor Refusal Space and the Expansion Space as a condition for Tenant’s exercise of its Third Floor Right of First Refusal. If Landlord so elects to include the Expansion Space as part its Advice with respect to the Third Floor Refusal Space then (a) the terms for the Third Floor Refusal Space shall be as set forth in the Advice and (b) the terms for the Expansion Space shall be on such terms as would be applicable to such portions of the Expansion Space as if offered pursuant to the Right of First Refusal granted under Section 6 above depending on the date of the Advice (i.e., with respect to any Advice delivered on or before December 31, 2013, as set forth in Section 5 above as if Tenant had exercised its Expansion Option and, with respect to any Advice delivered thereafter, on such terms as specified by Landlord in the Advice).

7.3        Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Third Floor Right of First Refusal is subject and subordinate to (i) any tenant leasing all or any portion of the Third Floor Refusal Space as of the date of the Lease; and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) as may be held or granted to any tenant leasing all or any portion of the Third Floor Refusal Space as of the date of the Lease.

8.          TEMPORARY SPACE.

8.1        As of the later of (a) the date set forth in the first paragraph of the Lease and (b) January 15, 2013, Landlord hereby gives permission for Tenant to enter approximately 7,215 rentable square feet of space on the first floor of the Building, commonly known as Suite 115 (the “Temporary Space”) together with certain office furniture identified the list attached hereto as Exhibit G (the “Temporary Furniture”) for Tenant’s use consistent with the Permitted Use until the Surrender Date (as defined herein) (“Temporary Space Access”). The “Surrender Date” shall be the Commencement Date under the Lease and the period between the date Landlord delivers possession of the Temporary Space to Tenant and the Surrender Date is the “Temporary Space Possession Period.” Tenant shall be conclusively deemed to have accepted the Temporary Space and the Temporary Furniture “AS IS” in the condition existing on the date Tenant first takes possession and to have waived all claims relating to the condition of the Temporary Space, the Building and the Property. Tenant acknowledges and agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Temporary Space or the Temporary Furniture or with respect to the suitability of any part of the same for the conduct of Tenant’s business. By taking possession of the Temporary Space and Temporary Furniture, Tenant agrees that the same and the Building and the Real Property are in good and sanitary order, condition and repair acceptable to Tenant. Landlord shall not be liable for a failure to deliver possession of the Temporary Space or any other space or the Temporary Furniture due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the same. The commencement date for the Temporary Space Possession Period, in such event, shall be postponed until the date Landlord delivers possession of the Temporary Space to Tenant pursuant to the Temporary Space Plans and free from occupancy by any party.

8.2        If Tenant takes possession of the Temporary Space during the Temporary Space Possession Period, such possession shall be subject to the terms and conditions of the Lease (as if the Temporary Space were part of the Premises), including, without limitation, the requirements set forth in Section 10 (Character of Occupancy), Section 17 (Surrender and Notice), Section 18 (Insurance), and Section 24 (Holding Over); provided, however, Tenant shall have no obligation to pay Rent with respect to the Temporary Space during the Temporary Space Possession Period. Notwithstanding anything in the Lease or this Addendum to the contrary, Tenant shall have no right to sublet all or any portion of the Temporary Space. Tenant shall not remove any of the Temporary Furniture from the Temporary Space without Landlord’s prior consent.

8.3        Tenant assumes full responsibility for all acts of Tenant and any of the Tenant’s Agents, and for all property, equipment, materials, tools or machinery placed or stored in the Temporary Space by Tenant or Tenant’s Agents, and Tenant shall immediately repair or cause to be repaired, at its expense, all damage caused to the Temporary Space, Building, or the Real Property by Tenant or any of Tenant’s Agents. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, damage or expense of any nature caused by Tenant or any of Tenant’s Agents. Tenant further agrees that it is responsible for returning the Temporary Furniture in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted.

9.          MONUMENT SIGNAGE.  If the Premises exceeds 20,000 rentable square feet during the term of the Lease through Tenant’s exercise of its options under the Lease or pursuant to one or more amendments thereto then, for the period during which the Premises is and remains larger than 20,000 rentable square feet, Tenant shall be entitled to display signage on one of the monument signs appurtenant to the Building for so long as Landlord maintains one or more such monument signs; provided that Landlord shall not be required to maintain any monument signage for the Building. Such signage shall be prepared and installed at Tenant’s sole cost and expense subject to Landlord’s signage criteria and using Landlord’s approved fabrication and installation contractors.

10.          SNDA.  Following the date of the Lease, upon written request by Tenant, Landlord shall use commercially reasonable efforts to obtain a subordination, nondisturbance and attornment agreement from the Mortgagee existing as of such date substantially in such existing Mortgagee’s then-current form, without changes (“SNDA”). Landlord’s failure to obtain an SNDA shall not constitute a default by Landlord under the Lease. Commercially reasonable efforts of Landlord shall not require Landlord to incur any cost or expense in excess of such Mortgagee’s customary fee for providing its standard form of SNDA or to incur any liability or assume any additional obligation (e.g., Landlord shall not be required to establish a reserve account with respect to the Lease) to obtain such agreement and Tenant shall pay the Mortgagee’s legal fees in connection with the SNDA.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto execute this Addendum.

REDWOOD TRUST, INC., a Maryland corporation

By:	/s/ E. Todd Whittemore

Print Name:	E. Todd Whittemore

Print Title:	Managing Director

ATTEST:

By:	/s/ Christopher J. Abate

Print Name:	Christopher J. Abate

Print Title:	Chief Financial Officer

“Tenant”

MG-POINT, LLC, a Colorado limited liability

By:	/s/ Paul Hogan
Authorized Signatory

“Landlord”

EXHIBIT A-1 TO LEASE

THE PREMISES

[Insert Diagram]

A-1-1

EXHIBIT A-2 TO LEASE

THE EXPANSION SPACE

[Insert Diagram]

A-2-1

EXHIBIT A-3 TO LEASE

THIRD FLOOR REFUSAL SPACE

[Insert Diagram]

A-3-1

EXHIBIT B TO LEASE

REAL PROPERTY

LOT 1,

CASTLE VIEW HEIGHTS AMENDED 6th AMENDMENT,

COUNTY OF DOUGLAS,

STATE OF COLORADO.

B-1

EXHIBIT C TO LEASE

OPERATING EXPENSES

6.1        Definitions. The additional terms below have the following meanings in this Lease:

(1)        “Base Operating Expenses” means an amount equal to the Operating Expenses for the calendar year identified as the Base Year in Section 1.5, as determined by Landlord in accordance with this Exhibit C. Tenant acknowledges Landlord has not made any representations or warranties that the Base Operating Expenses will equal any specified amounts (any estimates provided by Landlord are non-binding estimates only).

(2)        “Landlord’s Accountants” means that individual or firm employed by Landlord from time to time to keep the books and records for the Building Complex, and/or to prepare the federal and state income tax returns for Landlord with respect to the Building Complex, which books and records shall be certified to by a representative of Landlord. All determinations made hereunder shall be made by Landlord’s Accountants unless otherwise stated.

(3)        “Rentable Area” means 186,945 rentable square feet of space. If there is a significant change in the aggregate Rentable Area as a result of an addition, partial destruction, modification to building design, or similar cause which causes a reduction or increase in the Rentable Area on a permanent basis or, if Landlord remeasures the Building and a change in Rentable Area occurs, Landlord’s Accountants shall make such adjustments in the computations as are necessary to provide for such change.

(4)        “Tenant’s Pro Rata Share” means the percentage set forth in Section 1.5. If Tenant, at any time during the Term, leases additional space in the Building or if the Rentable Area is adjusted, Tenant’s Pro Rata Share shall be recomputed by dividing the total rentable square footage of space then leased by Tenant (including any additional space) by the Rentable Area and the resulting figure shall become Tenant’s Pro Rata Share.

(5)        “Operating Expense Year” means each calendar year during the Term, except that the first Operating Expense Year begins on the Commencement Date and ends on December 31 of such year and the last Operating Expense Year begins on January 1 of the calendar year in which this Lease expires or is terminated and ends on the date of such expiration or termination. If an Operating Expense Year is less than twelve (12) months, Operating Expenses for such year shall be prorated.

(6)        “Operating Expenses” means all operating expenses of any kind or nature which are in Landlord’s reasonable judgment necessary, appropriate, or customarily incurred in connection with the operation and maintenance of the Building Complex. Operating Expenses include:

(a)        All real property taxes and assessments levied against the Building Complex by any governmental or quasi-governmental authority or under any covenants, declarations, easements or restrictions, including taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are hereafter levied on the Building Complex as a result of the use, ownership or operation of the Building Complex or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. However, any taxes which are levied on the rent of the Building Complex will be determined as if the Building Complex were Landlord’s only real property. In no event do taxes and assessments include any federal or state income taxes levied or assessed on Landlord. Expenses for tax consultants to contest taxes or assessments are also included as Operating Expenses (all of the foregoing are collectively referred to herein as “Taxes”). Taxes also include special assessments, license taxes, business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Premises, Building Complex or any legal or equitable interest of Landlord. Special assessments are deemed payable in such number of installments permitted by law, whether or not actually so paid, and include any applicable interest on such installments. Taxes (other than special assessments) are computed on an accrual basis based on the year in which they are levied, even though not paid until the following Operating Expense Year;

(b)        Costs of supplies, including costs of relamping and replacing ballasts in all Building standard tenant lighting;

(c)        Costs of energy for the Building Complex, including costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;

(d)        Costs of water and sanitary and storm drainage services;

(e)        Costs of janitorial and security services;

(f)        Costs of general maintenance, repairs, and replacements including costs under HVAC and other mechanical maintenance contracts; and repairs and replacements of equipment used in maintenance and repair work;

(g)        Costs of maintenance, repair and replacement of landscaping;

(h)        Insurance premiums for the Building Complex, including all-risk or multi-peril coverage, together with loss of rent endorsement; the part of any claim paid under the deductible portion of any insurance policy carried by Landlord; public liability insurance; and any other insurance carried by Landlord on any component parts of the Building Complex;

(i)        All labor costs, including wages, costs of worker’s compensation insurance, payroll taxes, fringe benefits, including pension, profit-sharing and health, and legal fees and other costs incurred in resolving any labor dispute;

(j)        Professional building management fees, costs and expenses, including costs of office space and storage space required by management for performance of its services;

(k)        Legal, accounting, inspection, and other consulting fees (including fees for consultants for services designed to produce a reduction in Operating Expenses or improve the operation, maintenance or state of repair of the Building Complex);

(l)        Costs of capital improvements and structural repairs and replacements to the Building Complex to conform to changes subsequent to the date of issuance of the shell and core certificate of occupancy for the Building in any Applicable Laws (herein “Required Capital Improvements”); and the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses (herein “Cost Savings Improvements”). Expenditures for Required Capital Improvements and Cost Savings Improvements will be amortized at a market rate of interest over the useful life of such capital improvement (as determined by Landlord’s Accountants); however, the amortized amount of any Cost Savings Improvement in any year will be equal to the estimated resulting reduction in Operating Expenses; and

(m)       Costs incurred for Landlord’s Accountants including costs of any experts and consultants engaged to assist in making the computations;

“Operating Expenses” do not include:

(i)        Costs of work, including painting and decorating, which Landlord performs for any tenant other than work of a kind and scope which Landlord is obligated to furnish to all tenants whose leases contain a rental adjustment provision similar to this one;

(ii)       Costs of repairs or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received;

(iii)      Leasing commissions, advertising expenses, and other costs incurred in leasing space in the Building;

(iv)      Costs of repairs or rebuilding necessitated by condemnation;

(v)       Interest on borrowed money or debt amortization, except as specifically set forth above;

(vi)      Depreciation on the Building Complex;

(vii)     Costs of excess or additional services provided to any tenant in the Building which are directly billed to such tenants or for which such tenant is liable;

(viii)    Any cost due to Landlord’s breach of this Lease;

(ix)      Cost of services or utilities used by any other tenant in the building which exceeds reasonable amounts;

(x)       Any legal fees incurred by Landlord in enforcing its rights under other leases for premises in the Building;

(xi)      Landlord’s general corporate overhead and general and administrative expenses except to the extent reasonably and equitably apportioned between the Building and other properties owned or managed by Landlord;

(xii)     Advertising and promotional expenditures and costs of signs in or on the Building identifying the owner of the Building or any other tenant;

(xii)     Costs incurred in connection with upgrading the Building to comply with any governmental law or regulation that was in effect prior to the date of this Lease;

(xiii)    Any and all costs arising from the presence, removal, abatement, or remediation of Hazardous Materials in or about the Building, not placed therein by Tenant;

(xiv)    Landlord’s charitable or political contributions;

(xv)     Costs arising from latent defects in the base, shell, or core of the Building or repair thereof;

(xvi)    Liabilities and costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes, or potential disputes in connection with potential or actual claims, litigation, or arbitration pertaining to Landlord and/or the Building, except for costs incurred to successfully contest or reduce taxes;

(xvii)     Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems), which if purchased, rather than rented, would constitute a capital improvement that is excluded as an operating expense hereunder;

(xviii)    Costs, including permit, license, and inspection costs, incurred with respect to the installation of interior tenant improvements or otherwise improving, decorating, painting, or redecorating interior space for tenants or other occupants of the Building; and

(xix)      Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as operating expenses by landlords of comparable buildings in the area of the Building Complex.

To the extent that employees, utilities or other services or costs are attributable to the Building and other buildings on a common basis or are provided for Common Areas, such Operating Expenses shall be reasonably allocated by Landlord to the Building. If any lease entered into by Landlord with any tenant in the Building is on a so-called “net” basis, or provides for a separate basis of computation for any Operating Expenses with respect to its leased premises, Landlord’s Accountants may modify the computation of Base Operating Expenses, Rentable Area, and Operating Expenses for a particular Operating Expense Year to eliminate or modify any expenses which are paid for in whole or in part by such tenant. If the Rentable Area is not fully occupied during any particular Operating Expense Year, Landlord’s Accountants may adjust those Operating Expenses which are affected by occupancy for the particular Operating Expense Year to reflect 100% occupancy. Furthermore, in making any computations contemplated hereby, Landlord’s Accountants may make such other modifications to the computations as are required in their judgment to achieve the intention of the parties hereto.

6.2        Additional Payment.   If any increase occurs in Operating Expenses for any Operating Expense Year during the Term in excess of the Base Operating Expenses, Tenant shall pay Landlord Tenant’s Pro Rata Share of the amount of such increase (less Estimated Payments, if any, previously made by Tenant for such year).

6.3        Estimated Payments.   During each Operating Expense Year beginning with the first month of the second Operating Expense Year and continuing each month thereafter throughout the Term, Tenant shall pay Landlord, at the same time as Base Rent is paid, an amount equal to 1/12 of Landlord’s estimate of Tenant’s Pro Rata Share of any projected increases in Operating Expenses for the particular Operating Expense Year in excess of Base Operating Expenses (“Estimated Payment”).

6.4        Annual Adjustments.

(1)        Following the end of each Operating Expense Year, including the first Operating Expense Year, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant’s Pro Rata Share of the increase, if any, of the Operating Expenses for the Operating Expense Year just completed over the Base Operating Expenses. Beginning with the statement for the second Operating Expense Year, each statement shall set forth the difference, if any, between Tenant’s actual Pro Rata Share of the increase in Operating Expenses for the Operating Expense Year just completed and the estimated amount for such Operating Expense Year. Each statement shall also set forth the projected increase, if any, in Operating Expenses for the new Operating Expense Year over Base Operating Expenses and the corresponding increase or decrease in Tenant’s monthly Rent for such new Operating Expense Year above or below the Rent paid by Tenant for the immediately preceding Operating Expense Year.

(2)        To the extent that Tenant’s Pro Rata Share of the increase in Operating Expenses for the period covered by a statement is different from the Estimated Payment during the Operating Expense Year just completed, Tenant shall pay Landlord the difference within 30 days following receipt by Tenant of the statement or receive a credit against the next due Rent, as the case may be. Until Tenant receives a statement, Tenant’s Estimated Payment for the new Operating Expense Year shall continue to be paid at the prior Estimated Payment, but Tenant shall commence payment of Rent based on the new Estimated Payment beginning on the first day of the month following the month in which Tenant receives the statement. Tenant shall also pay Landlord or deduct from the Rent, as the case may be, on the date required for the first payment, as adjusted, the difference, if any, between the Estimated Payment for the new Operating Expense Year set forth in the statement and the Estimated Payment actually paid during the new Operating Expense Year. If, during any Operating Expense Year, there is a change in the information on which Tenant is then making its Estimated Payments so that the prior estimate is no longer accurate, Landlord may revise the estimate and there shall be such adjustments made in the monthly Rent on the first day of the month following notice to Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of monthly Rent then being paid by Tenant for the balance of the Operating Expense Year.

6.5        Miscellaneous.  In no event will any decrease in Rent pursuant to any provision hereof result in a reduction of Rent below the Base Rent. Delay by Landlord in submitting any statement for any Operating Expense Year does not affect the provisions of this Section or constitute a waiver of Landlord’s rights for such Operating Expense Year or any subsequent Operating Expense Years.

6.6        Dispute.  If Tenant disputes an adjustment submitted by Landlord or a proposed increase or decrease in the Estimated Payment, Tenant shall give Landlord notice of such dispute within 150 days after Tenant’s receipt of the adjustment. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute the particular adjustment. If Tenant timely objects, Tenant may engage its own certified public accountants (“Tenant’s Accountants”) to verify the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. Tenant’s Accountants shall enter into a confidentiality agreement satisfactory to Landlord. If Tenant’s Accountants determine that an error has been made, Landlord’s Accountants and Tenant’s Accountants shall endeavor to agree upon the matter, failing which such matter shall be submitted to an independent certified public accountant selected by Landlord, with Tenant’s reasonable approval, for a determination which will be conclusive and binding upon Landlord and Tenant. All costs incurred by Tenant for Tenant’s Accountants shall be paid for by Tenant unless Tenant’s Accountants disclose an error, acknowledged by Landlord’s Accountants (or found to have occurred through the above independent determination), of more than 7% in the computation of the total amount of Operating Expenses, in which event Landlord shall pay the reasonable out-of-pocket costs incurred by Tenant to obtain such audit (excluding costs or fees paid on a contingency basis). Notwithstanding the pendency of any dispute, Tenant shall continue to pay Landlord the amount of the Estimated Payment or adjustment determined by Landlord’s Accountants until the adjustment has been determined to be incorrect. If it is determined that any portion of the Operating Expenses were not properly chargeable to Tenant, then Landlord shall promptly credit or refund the appropriate sum to Tenant.

EXHIBIT D TO LEASE

COMMENCEMENT CERTIFICATE

                                     , 201

[TENANT]

RE:	Lease Agreement dated as of (the “Lease”), by and between MG-POINT, LLC, a Colorado limited liability company, as Landlord, and [TENANT], as Tenant

Dear Tenant:

With regard to the referenced Lease, Landlord and Tenant acknowledge the following (initially capitalized words not otherwise defined have the same meaning set forth in the Lease):

1.          The Premises consisting of                  square feet were delivered on           *                . In accordance with Section 5 of the Lease, the Commencement Date is 12:01 a.m., the first day of the month of               **                   and the Expiration Date is 12:00 midnight, the last day of the month of                               . Rent is payable for any partial month during which Tenant’s obligation for payment of Rent is in effect, if applicable, on a prorated basis.

*	This blank should be the date that Landlord delivers the Premises.
**

This blank should be the first day of a calendar month. If the [ date which is 15 days after the ]delivery date is not the first day of a calendar month, then this blank shall be the first day of the calendar month following the delivery date.

This Commencement Certificate forms a part of the Lease. Should any inconsistency arise between this Commencement Certificate and any other provision of the Lease as to the specific matters which are the subject of this Commencement Certificate, the terms and conditions of this Commencement Certificate shall control.

Please acknowledge the foregoing by having an authorized officer sign in the space provided below and return to our office. This document may be executed in counterparts, each of which shall constitute the original. Facsimile signatures shall be binding as original signatures.

ACKNOWLEDGED AND AGREED this            day of                                         , 201  :

REDWOOD TRUST, INC.,	MG-POINT, LLC, a Colorado limited liability
a Maryland corporation

By:	By:

Print Name:	Authorized Signatory

Print Title:
“Landlord”
ATTEST:

By:

Print Name:

Print Title:
“Tenant”

D-1

EXHIBIT E TO LEASE

RULES AND REGULATIONS

1.          No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at the violating tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of the requesting tenant by a person or vendor approved by Landlord. In addition, Landlord reserves the right to change from time to time the format of the signs or lettering and to require previously approved signs or lettering to be appropriately altered.

2.          The coverings for all windows in each tenant’s premises shall be lowered and closed as reasonably required because of the position of the sun, during the operation of the Building’s air-conditioning system. All tenants whose premises are visible from one of the lobbies, or any other public portion of the Building, shall furnish and maintain their premises in a first-class manner, utilizing furnishings and other decorations commensurate in quality and style with the furnishings and decor in the public portions of the Building. If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the premises, such tenant shall immediately discontinue such use. No awning shall be permitted on any part of the premises. A tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the premises.

3.          A tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators or stairways of the Building.

4.          The directory of the Building will be provided exclusively for the display or the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

5.          Unless otherwise approved by Landlord, all cleaning and janitorial services for the Building and all premises shall be provided exclusively through Landlord. A tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of its premises. Landlord shall not in any way be responsible to any tenant for any loss to property on the premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or any other person.

6.          At initial occupancy, each tenant shall be furnished, free of charge, with a reasonable number of keys or other access devices sufficient for such tenant’s employees to have access to each locking entry or exit door to or from the tenant premises. A tenant shall not make or have made additional access devices and a tenant shall not alter any lock or install a new or additional locks or bolts on any door of its premises. After initial occupancy, if replacement access devices or a change of locks is necessary, tenant shall make such requests through the management office. A tenant shall be charged a reasonable fee for any change in locks or replacement access devices requested. A tenant, upon the termination of its tenancy, shall deliver to Landlord the access devices of all doors which have been furnished to it, and shall pay Landlord for any unreturned access devices.

7.          If a tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain and comply with Landlord’s then-existing installation instructions and in compliance with the Building construction rules, including replacing or installing fire stopping in any floor penetrations when the wiring/cabling is installed and when removed. Landlord, or its agents, will direct the electricians as to where and how the wires may be introduced, and without such direction, no boring or cutting for wires will be permitted. Any such installation and connection shall be made at the tenant’s expense. Each tenant shall be responsible for removing, at its expense prior to moving from the Building, all telephone, data, cable television, or other cabling extending from its premises to the telephone closet located on that floor which was used by tenant or installed by it or for its benefit.

8.          No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Parties employed to move furnishings, fixtures and equipment in and out of the Building shall be subject to Landlord’s approval and, if required by law, properly licensed. Any moving company shall provide a certificate of insurance naming Landlord and the Building manager as additional insureds prior to initiating its moving services in the Building. Landlord shall have the right to condition approval upon payment of an additional security deposit. A tenant must make arrangements in advance with Landlord for moving large quantities of furniture and equipment into or out of the Building.

9.          A tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position to all equipment, materials, furniture or other property brought into the Building. Heavy objects shall stand on such platforms as reasonably determined by Landlord to be necessary to properly distribute such weight. A tenant shall, at its cost and expense, place and maintain any of its business machines and mechanical equipment which causes unreasonable or objectionable noise or vibration to the structure of the Building or to any space in the Building on vibration eliminators or other devices sufficient to eliminate the noise or vibration. The parties employed to remove such equipment in or about the Building must be acceptable to Landlord. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the tenant.

10.          A tenant shall not have the ability to adjust temperature control thermostats. A tenant shall not use any method of heating or air conditioning other than that supplied by Landlord. A tenant is encouraged to not waste electricity, water or air conditioning. A tenant shall keep corridor doors closed for security purposes.

11.          Landlord reserves the right to exclude from the Building outside Ordinary Business Hours any person unless that person has an access device such as a key, entry card, combination code, pass or is properly identified. A tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation, or interests of the Building or the Building’s tenants may be denied access or may be ejected therefrom, including any person who in the reasonable judgment of Landlord is intoxicated or under the influence of liquor or drugs or who acts in violation of these Rules and Regulations. During any public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety and protection of tenants, the Building, and property in the Building. Landlord may require any person leaving the Building with a package or other object to exhibit authorization from the tenant of the premises from which the package or object is removed, but enforcement of such requirement shall not impose any responsibility on Landlord to protect any tenant against removal of property from its premises. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from a tenant’s premises or the Building under the provisions of this rule.

12.        Each tenant and its employees shall close and lock the doors of its premises and entirely shut off all water faucets or other water apparatus and gas outlets within the Premises before leaving the premises. A tenant shall be responsible for any expense, damage or injuries sustained by other tenants or occupants of the Building for noncompliance with this rule.

13.        The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance or any kind whatsoever shall be thrown into any of them, and any expense, damage or injuries sustained by other tenants or occupants of the Building for noncompliance with this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused such damage or injury.

14.        Except as otherwise provided in the Lease, a tenant shall not install any cellular, radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. A tenant shall not interfere with cellular, radio or television broadcasting or reception from or in the Building or elsewhere.

15.        Except as otherwise provided in the Lease and except for the installation of customary first-class office artwork and as otherwise approved by Landlord, a tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the premises. A tenant shall not cut or bore holes for wires. A tenant shall not affix any floor covering to the floor of the premises in any manner except as approved by Landlord. A tenant shall repair any damage resulting from non-compliance with this rule.

16.        A tenant shall not install, maintain or operate in public sight upon its premises any vending machine, however, a tenant may place standard soft drink and vending machines in its break room(s) for the convenience and use of its employees and their guests.

17.        A tenant shall store all its trash and garbage within its premises. A tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. Some electronic equipment, such as computer monitors, contain hazardous materials and must be disposed of properly and arrangements for such disposal must be made through the Building manager. All garbage and refuse disposal shall be made in accordance with directions and via a route designated from time to time by Landlord. A tenant is encouraged to participate in the Building’s recycling program.

18.        Smoking is prohibited at all times in all areas of the Building, including offices, restrooms, corridors, stairwells, lobbies and elevators, and may be prohibited (or restricted by Landlord to designated areas) in all outside Common Areas of the Building Complex. A tenant shall not cause or permit any noise (including playing of musical instruments, radio or television) or unreasonable or objectionable odors to emanate from its premises which would annoy other tenants or create a public or private nuisance. Unless otherwise specifically provided in the Lease, no cooking shall be done or permitted by any tenant in its premises, except by use of a microwave oven approved by Underwriters’ Laboratory. Brewing coffee, tea, hot chocolate, and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations. A tenant shall not conduct or permit any auction at its premises. Canvassing, soliciting and peddling in the Building are prohibited.

19.        No animals, other than service animals, shall be allowed in the Building.

20.        A tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Bicycles shall be used or stored only in areas designated by Landlord. No other vehicles of any kind are permitted in the Building.

21.        A tenant shall not use the name of the Building in connection with or in promoting or advertising its business except as its address.

22.        The requirements of a tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (the tenant or otherwise) to any office without specific instructions from Landlord. All contractors hired by a tenant for any purpose permitted in its Lease shall comply with the provisions of the Lease, these Rules and Regulations, and such separate rules and regulations as Landlord may reasonably adopt for contractors.

23.        Each tenant and its employees shall cooperate fully with the life safety plans of the Building established by Landlord, including participation in exit drills, fire inspections, life safety orientations and other programs relating to life safety that may be promulgated by Landlord.

24.        Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

25.        These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

26.        Landlord reserves the right to amend these rules and regulations and to make such other reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order in and about the Building, including, without limitation, maintaining the Building’s status as an environmentally responsible, profitable and sustainable building system. Each tenant agrees to abide by all such rules and regulations in this Exhibit stated and any additional rules and regulations which are adopted.

27.        Each tenant shall be responsible for the observance of all of the foregoing rules by its employees, agents, clients, customers, invitees and guests.

EXHIBIT F TO LEASE

[INTENTIONALLY DELETED]

F-1

EXHIBIT G TO LEASE

FURNITURE LIST

[Insert List]

G-1

WORK LETTER

WORK LETTER

REDWOOD TRUST, INC.

RE:

Lease of even date herewith by and between MG-POINT, LLC, a Colorado limited liability company, as Landlord, and REDWOOD TRUST, INC., a Maryland corporation, as Tenant, pertaining to approximately 10,575 rentable square feet of space in Suite #425 (the “Premises”) of the Building (the “Lease”)

Gentlemen:

Concurrently herewith, you as Tenant, and the undersigned, as Landlord, have executed the referenced Lease, which provisions of said Lease are herein incorporated by reference as if fully set forth herein. (Initially capitalized terms not otherwise defined have the same meaning as in the Lease.) In consideration of the execution of the Lease, Landlord has agreed to complete certain improvements in the Premises and Tenant and Landlord agree as follows:

1.          Landlord and Tenant have approved a final space plan, dated January 10, 2013 (“Approved Plan”) prepared by Kieding Office Architects (“Landlord’s Architect”).

2.          Landlord’s Architect and engineers selected by Landlord will prepare draft architectural, mechanical and electrical construction drawings for the Premises that are consistent with the Approved Plan. Landlord’s Architect and the engineers shall use reasonable efforts to complete and deliver such draft construction drawings to Landlord and Tenant not later than three (3) weeks following the approval of the Approved Plan. Not later than 5:00 p.m., Mountain time, on the third (3rd) business day following Tenant’s receipt of the draft drawings, Tenant shall either (i) give notice that Tenant approves such drawings, or (ii) notify Landlord and Landlord’s Architect of changes requested by Tenant. If Tenant fails to notify Landlord of requested changes by such deadline, Tenant shall be deemed to have approved the drawings. Tenant shall have the right to request changes in the drawings based on either (a) inconsistency between the Approved Plan, or (b) changes requested by Tenant, in Tenant’s discretion, subject to Landlord’s approval. If changes are requested by Tenant in accordance with the foregoing or by Landlord, Landlord’s Architect shall revise the draft drawings and deliver such revised drawings again for approval, under the foregoing provisions; delay caused by changes shall be subject to the provisions of Paragraph 9 below. Upon approval or deemed approval, the drawings shall be deemed the “Construction Drawings.”

3.          Changes to the Approved Plan or Construction Drawings may be made only by written direction to Landlord by Tenant. All costs incurred by such changes, including costs of the revisions in Construction Drawings, costs of construction and materials, and reimbursables necessitated by such changes, are deemed to be the result of Tenant Delay and will be paid by Tenant in full upon demand prior to Landlord completing the Finish Work (on an estimated basis with an adjustment following completion), unless requested changes were a result of inconsistency in the Approved Plan, in which case changes shall not be considered Tenant Delay and Tenant shall not be charged for such changes. Any delay in Landlord’s completion of the Finish Work due to Tenant’s delay in paying for the costs of such changes shall be a Tenant Delay.

4.          Neither Landlord’s use or approval of any plans (including any preliminary plans) submitted by Tenant for completion of the Finish Work nor the fact that the Approved Plan and the

Construction Drawings have been prepared by Landlord’s Architect and engineers creates a responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, rules and regulations of governmental agencies or authorities having jurisdiction over the Premises now or hereafter in effect.

5.          Prior to the commencement of the Finish Work, Landlord will obtain a construction cost proposal and schedule from four contractors selected by Landlord from among contractors mutually agreed to by Landlord and Tenant (which proposal shall include competitive bids for each line item of build-out from at least four selected subcontractors) for completing the Finish Work in accordance with the Construction Drawings and deliver such proposal to Tenant. Tenant agrees that the following contractors are deemed agreeable: Edifice, LLC, EJCM, LLC, Howell, and Provident Construction Inc. (each an “Approved Contractor”). Tenant’s representative and Landlord’s representative shall meet to review the proposals and mutually select the Landlord’s Contractor. If the parties are unable to mutually agree upon a proposal, the Approved Contractor that presented the lowest bid to complete the Finish Work shall be selected. In the event of revisions to the Construction Drawings and/or Landlord’s contractor’s pricing, the cost of such revisions including engineering, estimating, coordination, layout and printing of drawings and any other incidental expenses shall be borne by Tenant (subject to Landlord’s payment of the Finish Allowance as hereinafter provided) and any delays resulting therefrom shall be deemed Tenant Delay, except for delays caused by revisions in Landlord’s contractor’s pricing as a result of errors by Landlord’s Contractor in failing to submit a proposal consistent with the Construction Drawings. Following approval of the contractor’s proposal and schedule (such contractor being deemed “Landlord’s Contractor” hereunder), Landlord’s Contractor shall diligently perform all finish work in the Premises substantially in accordance with the Construction Drawings (the “Finish Work”). The Commencement Date will be the date that is fifteen (15) days after Landlord delivers the Premises to Tenant Ready for Occupancy. “Ready for Occupancy” means the date that Landlord’s Contractor substantially completes the Finish Work, subject only to punchlist items as referred to below. If the delivery of the Premises is delayed beyond the scheduled date in Section 1 of the Lease, the Commencement Date will be further delayed in accordance with Section 5 of the Lease.

6.          Landlord shall give notice to Tenant when Landlord anticipates that the Finish Work has been sufficiently completed so that Tenant may enter the Premises prior to the Commencement Date for the purpose of installing Tenant’s fixtures and equipment, if Landlord determines that such entry and work can be done without interference with Landlord’s Contractors. During such period Tenant shall cooperate with Landlord’s contractor so as not to interfere with completion of the Finish Work. Tenant is responsible for repair of damage caused by Tenant in the Building or Premises. If Tenant takes possession of all or any part of the Premises prior to the scheduled Commencement Date or the date the Premises are Ready for Occupancy for the purpose of conducting its usual business therein, all terms and provisions of the Lease shall apply as of the date Tenant commences its business, including the obligation for the payment of all Rent and other amounts owing hereunder, subject to Section 2 of the Addendum attached to the Lease. Following receipt of such notice, the representatives of Landlord and Tenant shall jointly inspect the Premises with Landlord’s Architect and develop a punchlist of items of the Finish Work that have not been completed, distinguishing between those items which must be completed prior to the Premises being deemed Ready for Occupancy for Tenant to conduct its business and those items that can be completed by Landlord’s Contractor after Tenant takes occupancy for the purpose of conducting its business; in the event of a dispute, Landlord’s Architect shall resolve such dispute. No items that are incomplete due to Tenant Delay shall be included on the punchlist. Taking possession of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises were in the condition agreed upon between Landlord and Tenant and acknowledgment of satisfactory completion of the Finish Work except for the punchlist items, except for other items incomplete as of Tenant taking possession and except for latent defects of which Tenant gives notice to Landlord within 11 months following the date the Premises are deemed Ready for Occupancy. Landlord shall complete the punchlist items and other items incomplete as of Tenant taking possession with reasonable diligence and shall remedy latent defects of which Tenant gives notice to Landlord in accordance with the foregoing provision.

7.          Landlord shall pay the cost of all Finish Work completed in accordance with the Construction Drawings (including the cost of review and preparation of the Approved and Construction Drawings, all labor, materials, permits, fees (including Landlord’s construction management fee not to exceed 3% of all hard costs of construction), and contractors and subcontractors’ charges up to a total maximum of $370,125.00 (the “Finish Allowance”). Except as provided for in Section 8 below, the Finish Allowance is to be expended solely for the benefit of Landlord; that is, the Finish Allowance will be expended only to pay for design, engineering, installation, and construction of the Finish Work which under the Lease becomes the property of Landlord upon installation, including the Supplemental Cooler, and not for movable furniture, equipment, cabling, and trade fixtures not physically attached to the Premises. Costs of preparation and review of the Approved Plan, and Construction Drawings and all costs of the Finish Work in excess of the Finish Allowance shall be at Tenant’s expense; provided, that, in consideration for Tenant’s agreement to use Landlord’s Architect for all design work for the Finish Work, Landlord agrees that the cost of such design work applicable to the Finish Allowance shall not exceed $21,150.00, except for and excluding design costs attributable to Tenant Delay or as otherwise provided for in Section 3 above. Tenant is responsible for and shall pay all costs and expenses payable under this Work Letter that are not allowable as expenditures from the Finish Allowance as such amounts become due and payable.

8.            Following final completion of the Finish Work and determination of the actual costs of the Finish Work, Tenant may use up to $158,625.00 of any portion of the Finish Allowance that exceeds such actual costs of the completed Finish Work for purchase and installation of furniture, fixtures, and equipment to be exclusively used within the Premises of for documented third-party costs associated with moving into the Premises. Except as set forth herein, in no event shall the Finish Allowance be used for the purchase of any other equipment, furniture or other items of personal property. If used for furniture, fixtures, and equipment in the Premises or moving expenses, the Finish Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the contractor or vendor that performed the work or provided the goods, within thirty (30) days following completion of such work and receipt by Landlord of the following, as applicable: (1) receipted bills covering all labor and materials expended and used in the work and (2) full and final waivers of lien. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Finish Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Any portion of the Finish Allowance which exceeds the cost of the Finish Work and is not used as permitted by this Exhibit or is otherwise remaining after December 31, 2013 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

9.          Notwithstanding the provisions of the Lease, the Commencement Date and Tenant’s Rent obligations will not be delayed or extended by Tenant Delay and the Term will commence on the date it would have commenced had there been no Tenant Delay. “Tenant Delay” means delay (i) in the preparation, finalization or approval of Construction Drawings caused by Tenant or Tenant’s Agents; (ii) caused by Tenant’s changes to the Approved Plan or Construction Drawings, other than changes caused by errors of Landlord’s Architect or inconsistencies with the Approved Plan; (iii) in the delivery or installation of any special or non-standard building items specified by Tenant that would cause delay in completion beyond the date the Finish Work would have been completed had it not been for such delay by Tenant; or (iv) of any kind or nature in the completion of the Finish Work caused by Tenant, Tenant’s Agents, or Tenant’s representative.

REDWOOD TRUST, INC., a Maryland corporation		MG-POINT, LLC, a Colorado limited liability

By:	/s/ E. Todd Whittemore	By:	/s/ Paul Hogan

Print Name:	E. Todd Whittemore	Authorized Signatory

Print Title:	Managing Director

“Landlord”
ATTEST:

By:	Christopher J. Abate

Print Name:	Christopher J. Abate

Print Title:	Chief Financial Officer

“Tenant”

H-4